Exhibit 10.9

Asia Pacific Cable Network 2

PART 1

TERMS AND CONDITIONS OF CONTRACT

PART 1

TERMS AND CONDITIONS

OF CONTRACT

* *

TABLE OF CONTENTS

RECITAL
DEFINITIONS
1.	OBJECT
2.	APPLICABLE DOCUMENTS
3.	RESPONSIBILITY OF THE CONTRACTOR
4.	TECHNICAL REQUIREMENTS AND PLAN OF WORK
5.	COMPLETION DATE
6.	LETTER OF PERFORMANCE GUARANTEE
7.	QUALITY ASSURANCE
8.	DAMAGE TO THE NETWORK BEFORE NETWORK ACCEPTANCE
9.	INJURY TO PERSONS AND DAMAGE TO PROPERTY
10.	INSURANCE
11.	SUSPENSION
12.	VARIATIONS DURING EXECUTION
13.	CONTRACT PRICE
14.	ASSIGNMENT AND SUB-CONTRACTED WORK
15.	TERMS OF PAYMENT
16.	TRANSFER OF TITLE
17.	ACCEPTANCE
18.	WARRANTY
19.	LONG TERM SUPPORT
20.	DELAY IN COMPLETION
21.	TERMINATION FOR CONVENIENCE
22.	TERMINATION FOR DEFAULT
23.	TERMINATION BECAUSE OF FORCE MAJEURE
24.	INTELLECTUAL PROPERTY – INDEMNITY
25.	SAFEGUARDING OF INFORMATION AND TECHNOLOGY
26.	RESPONSIBILITY FOR OBTAINING PERMITS AND FOR CUSTOMS CLEARANCE AND OTHER FORMALITIES
27.	NOTICES
28.	CLAUSE HEADINGS
29.	LIMITATION OF LIABILITY
30.	SEVERABILITY
31.	CONTRACTOR TO CONFORM TO REGULATIONS
32.	SETTLEMENT OF DISPUTES
33.	KEEPING OF RECORDS
34.	ENTIRE AGREEMENT AND AMENDMENTS
35.	RELATIONSHIP BETWEEN THE PARTIES

36.	AGENTS AND REPRESENTATIVES OF THE PURCHASERS
37.	SUCCESSORS BOUND
38.	COMING INTO FORCE OF THE CONTRACT
39.	PUBLICITY
40.	SOFTWARE
41.	INDEMNITIES TO SURVIVE TERMINATION
42.	EXTENSION OF GENERAL PROVISIONS OF CONTRACT TO STEP 2 OF THE INITIAL NETWORK AND PHASED UPGRADE
43.	SIGNATURE

APPENDIX 1.1	-	FORM OF LETTER OF PERFORMANCE GUARANTEE
APPENDIX 1.2	-	FORM OF LETTER OF GUARANTEE AGAINST PAYMENT FOR INITIAL NETWORK
APPENDIX 2	-	ASIA PACIFIC CABLE NETWORK 2 CONFIGURATION
APPENDIX 3	-	LIST OF MAJOR SUB-CONTRACTORS
APPENDIX 4	-	FORM OF ESCROW AGREEMENT FOR SOURCE CODE

RECITAL

This Agreement (hereinafter referred to as “the Contract”) is made and entered into the 19th day of April 2000.

BETWEEN:

•                                          Advantage Telecommunications Ltd., having its registered office at 12th floor, Clover Commercial Building, 67 Percival Street, Causeway Bay, Hong Kong (hereinafter referred to as << Advantel >> which expression shall include its successors).

•                                          China Telecom, a corporation having its principal office at 33, Erlong Road, Xicheng District, Beijing 100032 (hereinafter referred to as << China Telecom >> which expression shall include its successors).

•                                          China United Telecommunications Corporation Ltd., a corporation having its principal office at 12/F, Office Tower 1, Henderson Center, No. 18, Jianguomen Nei Avenue, Dong Cheng District Beijing 100005 (hereinafter referred to as << China Unicom >> which expression shall include its successors).

•                                          Chunghwa Telecom Co., Ltd., having its principal office at 31, Ai-Kuo East Road, Taipei (hereinafter referred to as << CHT >> which expression shall include its successors).

•                                          Cable and Wireless Global Network Limited, a company organised and existing under the laws of Ireland and having its registered address at 2 Brookvale Plaza, East Park, Shannon Free Zone, Co. Clare, Ireland (hereinafter referred to as << C&W >> which expression shall include its successors).

•                                          Cable & Wireless HKT International Limited, having its principal office at 39th Floor, Hongkong Telecom Tower, Taikoo Place, 979 King’s Road, Quarry Bay, Hong Kong (hereinafter referred to as << CWHKTI >> which expression shall include its successors).

•                                          Concert Global Network Services Ltd., a corporation organized and existing under the laws of Bermuda, and having an office at Swan Building, 2nd Floor, 26 Victoria Street, Hamilton, Bermuda HM12 (hereinafter referred to as << Concert >> which expression shall include its successors).

•                                          Global One Communications Network, Inc., a company duly organized and existing under the laws of Japan, having its principal office located at Roppongi, First Building 7F, 9-9 Roppongi 1, Chome Minato-ku, Tokyo 106 (hereinafter referred to as << Global One >> which expression shall include its successors).

•                                          Japan Telecom Co., Ltd., a corporation having its principal office at 7-1 Hatchobori 4-Chome, Chuo-ku, Tokyo (hereinafter referred to as << JT >> which expression shall include its successors).

•                                          KDD Corporation, a corporation having its principal office at 3-2 Nishi-Shinjuku 2-Chome, Shinjuku-ku, Tokyo 163-8003 (hereinafter referred to as << KDD >> which expression shall include its successors).

•                                          Korea Telecom, a corporation having its principal office at 206 Jungja-dong, Pundang-gu, Sungnam city, Kyonggi-do 463-711, Korea (hereinafter referred to as << KT >> which expression shall include its successors).

•                                          KPN Telecom B.V., a private limited liability company duly organised and existing under the laws of The Netherlands and having its principal office at Maanplein 5, 2516 CK The Hague, The Netherlands (hereinafter referred to as << KPN >> which expression shall include its successors).

•                                          Layer 2 Communications Group Ltd., a corporation organised and existing under the state of the British Virgin Islands, and having its principal office is at PO Box 3340, Road Town, Tortola, British Virgin Islands (hereinafter referred to as << Layer 2 >> which expression shall include its successors).

•                                          MCI International Telecommunications, Inc, a corporation organised and existing under the laws of the State of Delaware, and having its registered office at 2 International Drive, Rye Brook, N.Y. 10573 U.S.A. (hereinafter referred to as << MCIITI >> which expression shall include its successors).

•                                          Metromedia Fiber Network Services, Inc, a corporation organised and existing under the laws of the State of Delaware, and having its principal office at 1 North Lexington Avenue, White Plains, N.Y. 10573 U.S.A. (hereinafter referred to as << MFN >> which expression shall include its successors).

•                                          NTT Communications Corporation, a corporation having an office at 1-1-6 Uchisaiwai-cho, Chiyoda-ku, Tokyo 100-8019 (hereinafter referred to as << NTT Com >> which expression shall include its successors).

•                                          Onelink Cable Network Limited, having its principal office at 20th Floor, Tung Hip Commercial Building, 248 Des Vouex Road Central, Hong Kong (hereinafter referred to as << Onelink >>, which expression shall include its successors).

•                                          Philippine Long Distance Telephone Company, a corporation organised and existing under the laws of the Republic of the Philippines, and having its principal office at the Ramon Cojuangco Building, Makati Avenue, Makati City, Philippines (hereinafter referred to as << PLDT >> which expression shall include its successors).

•                                          Preparatory Office of New Century InfoComm Ltd., a corporation having its principal office at Room B, 12F, 296, Section 4, Jen-Ai Road, Taipei 106 (hereinafter referred to as << NCIC >> which expression shall include its successors).

•                                          Singapore Telecommunications Limited, a company incorporated under the laws of the Republic of Singapore, and having its registered office at 31 Exeter Road, Singapore 239732 (hereinafter referred to as << SingTel >> which expression shall include its successors).

•                                          StarHub Pte Limited, a company incorporated under the laws of the Republic of Singapore, and having its registered office at 51 Cuppage Road, #07-00 StarHub Centre, Singapore 229469 (hereinafter referred to as << StarHub >>, which expression shall include its successors).

•                                          Taiwan Fixed Network Co., Ltd., Preparatory Office, representing a company with its principal office at 12/F, 169, Sec.4 Jen-Ai Road, Taipei 106 (hereinafter referred to as << TFN >> which expression shall include its successors).

•                                          Teleglobe USA Inc., a corporation organized and existing under the laws of Delaware (USA) and having an office at 11480 Commerce Park Drive, Reston, Virginia 20191 (hereinafter referred to as << Teleglobe >>, which expression shall include its successors).

•                                          Telekom Malaysia Berhad (128740-P), a company incorporated in Malaysia and existing under the laws of Malaysia having its principal office at Tingkat 2 Ibu Pejabat Telekom Malaysia, Jalan Pantai Baharu, 59200 Kuala Lumpur (hereinafter referred to as << Telekom Malaysia or TM >> which expression shall include its successors).

•                                          Telstra Global Networks Limited, a corporation organized and existing under the laws of Bermuda and having an office at Clarendon House, 2 Church Street, Hamilton HM 11, Berthuda (hereinafter referred to as << Telstra >>, which expression shall include its successors).

•                                          Williams Communications, Inc., a corporation organised and existing under the laws of the state of Delaware and having its principal office at One Williams Center 41-3, Tulsa, Oklahoma, 74172, USA (hereinafter referred to as << Williams >>, which expression shall include its successors).

hereinafter referred to as << the Purchasers >> on the one part,

AND

•                                          NEC Corporation, a company organized and existing under the laws of Japan, having its principal office at 7-1, Shiba 5-Chome, Minato-Ku, Tokyo 108-8001 (hereinafter called << NEC >>).

hereinafter referred to as << the Contractor >> on the other part.

Both the Purchasers and the Contractor shall be hereinafter collectively referred to as “the Parties” and individually as “the Party” and shall include its successors and permitted assigns.

The Parties hereto undertake to execute the present Contract under the following terms and conditions:

DEFINITIONS

In these Terms and Conditions and in all other documents forming part of the Contract the following definitions shall apply.

“Acceptance” means written acknowledgment by the Purchasers that the Work, or part of it, has been completed in accordance with the Contract.  “Accept” and “Accepted” in the context of “Acceptance” shall be construed accordingly.

“Acceptance Validation” means formal assurance, including testing, by the Contractor that the Work satisfies the criteria for Acceptance in accordance with the Contract to enable the Purchasers to determine whether or not to accept the Work or any part thereof.  “Acceptance Testing”, “Acceptance Tests” shall in this context be construed accordingly.

“Billing Milestone” means a pre-determined point for billing to be authorized subject to specific criteria being met.

“CIF” means cost, insurance and freight and is the FOB price plus all necessary charges at the point of entry.  CIF costs include FOB costs plus the following:

•                                          international freight

•                                          insurance as required

•                                          handling charges and transportation in landing point countries/territories

•                                          clearance charge

•                                          carriage to and unloading at site.

“Contract” means these-terms and conditions of Contract together with the documents listed in Clause 2 (Applicable Documents) and any appendices hereof, and be deemed to include Contract variations, if any, pursuant to Clause 12 (Variations During Execution).

“Contract Price” means the price (CIF) payable to the Contractor by the Purchasers under this Contract stated in Clause 13 (Contract Price) and Part 2 (Price Schedule) for full and proper performance by the Contractor of all their obligations under this Contract; and includes Contract variations, if any, pursuant to Clause 12 (Variations During Execution).

“Central Billing Party” (CBP) means the body authorized to receive invoices and make payments on behalf of the Purchasers.

“Equipment” means all materials, equipment and goods including Software supplied or procured or to be supplied or procured by the Contract for incorporation in the Network, and includes all spares.

“FOB” means free on board and is the cost of the goods at the point of exit, via vessel or aircraft, including all local charges.  FOB costs include the following:

•                                          ex factory costs

•                                          charges to vessel or airport

•                                          billing of lading or airway bill processing costs

•                                          loading on board vessel

•                                          sales tax (only in the country/territory of manufacturing).

“Force Majeure” means unexpected and unavoidable causes beyond the reasonable control of a Party and without its fault or negligence, including but not limited to acts of or failure to act of any governmental authority, war or warlike operations, insurrections or riots, fires, floods, epidemics, quarantine restrictions, freight embargoes.

“Final Acceptance” means written acknowledgment by the Purchasers that the Work has been completed in accordance with the Contract, in this context “Certificate of Final Acceptance” shall be construed accordingly.

“Information” means information whether written or oral, including but not limited to -documentation, specifications, reports, data, notes, drawings, models, patterns, samples, Software, computer outputs, designs, circuit diagrams, inventions whether patentable or not and know-how.

“Initial Equipped Capacity” means the capacity level of the Network provided at the Network Acceptance Date(s) and stated in the following steps:

a)                                      Step 1 first 80 Gbps (40 Gbps total equipped capacity or the capacity of protected rings) shall be performed immediately after the Contract signature date

b)                                     Step 2: second 80Gbps (i.e. up to 160 Gbps or double the capacity of Step 1) shall only be performed upon the receipt of confirmation from the Purchasers within ninety (90) calendar days from the Contract signature date.

“Initial Network” means the whole of the Network provided at the Network Acceptance Date(s) with the Initial Equipped Capacity.

“Network” means the whole of the Asia Pacific Cable Network 2 provided between and including the Network Interfaces at each of the terminal stations as per Appendix 2 (Asia Pacific Cable Network 2 Configuration).

“Network Acceptance” means the Purchasers grant a Certificate of Network Acceptance for the Initial Network.

“Network Acceptance Date” means such date as stated in the Certificate of Network Acceptance in accordance with the Contract and this includes a thirty (30) day period for the Purchasers to consider the full test results.

“Network Interface” means the input (Ii) and output (Io) of a) STM-1 electrical and/or optical ports; b) STM-4, STM-16 and STM-64 optical ports, at the Network Protection Equipment, Digital Distribution Frame and/or Optical Distribution Frame (including the DDF/ODF itself) in each Terminal Station.

“Phased Upgrade” means the capacity upgrade of the Network to be performed in total or in portion thereof as detailed in Appendix 9 of Part 2 (Price Schedule).

“Provisional Acceptance” means the Purchasers grant a Certificate of Provisional Acceptance for a Segment(s) in accordance with the Contract.

“Provisional Acceptance Date” means such date as stated in the Certificate of Provisional Acceptance for a Segment(s) in accordance with the Contract and this includes a thirty (30) day period for the Purchasers to consider the full test results.

“Quality Assurance” means all those planned and systematic actions necessary to provide adequate confidence that a product or service will satisfy the requirements of the Contract.

“Release Certificate” means a written statement issued by the Contractor and certified by the Purchasers that any equipment, Segment(s) or the Network being submitted to the Purchasers for Acceptance Validation has been fully tested in accordance with the Contract requirements and conforms to Contract.   In this context the term “Release” shall be construed accordingly.

“Segment” means any of the following portions of the Network as shown in Appendix 2:

Segment S1                        The portion linking Katong and Kuantan;

Segment S2                        The portion linking Kuantan and Lantau;

Segment S3                        The portion linking Lantau and Chongming;

Segment S4                        The portion linking Chongming, Kitaibaraki and Pusan;

(comprising Segments S4A, S4B, S4C, S4W and S4E)

Segment S4A              The portion linking Chongming to BU 1;

Segment S4B                The portion linking BUI to BU2;

Segment S4C                The portion linking BU2 to Kitaibaraki;

Segment S4W           The western spur linking Pusan to BUI;

Segment S4E                 The eastern spur linking Pusan to BU2;

Segment S5                        The portion linking Kitaibaraki and Chikura;

Segment S6                        The portion linking Chikura and Tanshui;

Segment S7                        The portion linking Tanshui and Shantou;

Segment S8                        The portion linking Shantou, Katong and Batangas;

(comprising Segments S8A, S8B, S8C, S8N and S8S)

Segment S8A              The portion linking Shantou to BU3;

Segment S8B                The portion linking BU3 to BU4;

Segment S8C                The portion linking BU4 to Katong;

Segment S8N               The northern spur linking Batangas to BU3;

Segment S8S                 The southern spur linking Batangas to BU4;

Segment P                              The portion of NPE in all stations.

“Sub-contractor” means any person, partnership or corporation with whom the Contractor places a contract or an order for the supply of any equipment, item, service or for any work, associated with this Contract.  In this context the term “Sub-contract” shall be construed accordingly.

“Software” means all programs, data object code, documentation and operating systems, whether in writing, in firmware, or in any other form, which is necessary for the purposes of this Network; including documentation, any support tools which are not commercially available, and data connected with the development and support as well as any upgrade or enhancement thereto that may be required under the warranty provisions hereof.

“Work” means the object of the Contract i.e. desk top studying, route surveying, managing, coordination, planning, designing, manufacturing, provision of supplies, transportation, assembling, cable laying, installation, integration, testing, commissioning, training, and any other associated service or activities whatsoever concerning the construction of the Network and the performance of the Contract by the Contractor and/or its Sub-contractors.

CLAUSE 1                             OBJECT

In consideration of the Contract Price, as stated in Clause 13 (Contract Price), the Contractor agrees, under its sole responsibility, to undertake and complete the Work and provide long term support, as further specified in Part 4 (Technical Specification) and in all respects in accordance with the requirements of this Contract, in order that the Segment(s)/Network is delivered by the Provisional/Network Acceptance Date(s) as stated in Clause 5 (Completion Date).

CLAUSE 2                             APPLICABLE DOCUMENTS

The following documents and all attachments, appendices and annexes listed and attached hereto shall be deemed to form and be read and construed as part of this Contract:

Part 1	Terms and Conditions of Contract.
Part 2	Price Schedule.
Part 3	Billing Schedule.
Part 4	Technical Specification.
Part 5	Plan of Work.
Part 6	Contractor’s Network Description.

In the event of any conflict between these documents, the order of precedence indicated above shall prevail.

CLAUSE 3                             RESPONSIBILITY OF THE CONTRACTOR

3.1                                 The Contractor shall be fully responsible to conduct the desk top study, survey the cable route, design, develop, engineer, manufacture, supply, install, test the Segment(s)/Network in accordance with all the terms and conditions contained in the Contract including any integration of the Network and for ensuring that the Network is fully compliant with Part 4 (Technical Specification) and the Contractor shall not claim any additional payment nor be relieved from any obligation imposed on it by this Contract on grounds of any information supplied by the Purchasers on any matter whatsoever related to this Contract.

3.2                                 The Contractor shall assure that the Work shall comply with the requirements of this Contract and shall meet the Purchaser’s overall performance requirements notwithstanding that Part 4 (Technical Specification) may not fully define every detail of such requirements.

3.3                                 Purchaser’s acceptance of the Contractor’s guidance or recommendations as to engineering standards and designs specifications or the Purchasers’ suggestions or recommendations on any aspect of the said design shall not relieve in any way the Contractor from its total responsibility for the design and suitability of the Network.

3.4                                 The Contractor shall be deemed to have reviewed the Work as a whole and in detail and to have fully satisfied itself of the feasibility and practicability thereof.

3.5                                 The Contractor shall provide the Network at the fixed price as set forth in Clause 13 (Contract Price) and Part 2 (Price Schedule).  The fixed price for the Network shall not be varied except as provided for in Clause 12 (Variations During Execution).

3.6                                 In addition to the requirements for the provision of technical information described in the Contract, the Contractor shall, upon request, provide the Purchasers with such additional technical information in connection with the Contract as the Purchasers may reasonably require.

3.7                                 The Contractor shall ensure that the works, tasks, materials and equipment included in the Work are sufficient for the correct functioning of the Network.  If any necessary work, task, material or equipment is omitted in Part 2 (Price Schedule), and consequently in Clause 13 (Contract Price) the Contractor shall carry out such work or task or supply such material or equipment at its own cost without any claim being made against the Purchasers.

3.8                                 The Contractor shall conform with Part 5 (Plan of Work).

3.9                                 The Contractor shall attend at its own expenses such meetings with the Purchasers’ representatives at such times and in such locations as may be required by the Purchasers, to discuss the general progress and any revision of Part 5 (Plan of Work) which may become necessary.

3.10                           The Contractor shall commit to the prices as given, in Appendix 9 of Part 2 (Price Schedule) as the maximum prices for the Phased Upgrade.

3.11                           The Purchasers reserve the right at their absolute discretion to award a contract for the supply and installation of the Phased Upgrade and may consider to invite separate tender(s) for such work.

3.12                           In the event that the supply and installation of the Phased Upgrade is awarded in total or in portion thereof to another successful contractor, the Contractor shall at a mutually agreed cost, if any, co-operate with such contractor and provide, where reasonably necessary, all technical information relating to this Contract for any integration as required.

CLAUSE 4                             TECHNICAL REQUIREMENTS AND PLAN OF WORK

The Work shall comply with the requirements of Part 4 (Technical Specification) and Part 5 (Plan of Work) but the Purchasers and the Contractor may mutually agree to make such alterations as may be considered necessary during the implementation of the Contract and in accordance with Clause 12 (Variations During Execution).

CLAUSE 5                             COMPLETION DATE

The Segment(s) shall be completed in time to allow the Certificate(s) of Provisional Acceptance to be issued on or before 30 June 2001 (hereinafter called the “Provisional Acceptance Date”)

and the Contractor shall complete the supply and installation of the Network by the following Network Acceptance Date(s):

a)                                      Step 1:            on or before 31 August 2001

b)                                     Step 2:            within fifteen (15) months after the placement of order for the related network interfaces.

CLAUSE 6                             LETTER OF PERFORMANCE GUARANTEE

6.1                                 In order to guarantee the good and timely execution of all the contractual obligations, the Contractor shall, at its own cost, provide within fourteen (14) calendar days from the Contract signature date a Letter of Performance Guarantee for a value equal to ten percent (10%) of the Contract Price for the Initial Network in favour of the Purchasers in the form of an irrevocable and unconditional Bank Guarantee in the format as attached in Appendix 1.1.  The Letter of Performance Guarantee shall be issued by a bank acceptable by the Purchasers.

6.2                                 The Letter of Performance Guarantee will be reduced td a value equal to five percent (5%) of the Contract Price for the Initial Network after the Network Acceptance.  Date and the Letter of Performance Guarantee shall remain in force until the issuance of the Certificate of Final Acceptance.

6.3                                 In the event of default by the Contractor in carrying out its responsibilities under the Contract, the Purchasers at their option shall have the right, from time to time, to call in all or part of the amount represented by the Letter of Performance Guarantee as they, in their sole discretion, deem necessary subject only to the terms referred to in the Letter of Performance Guarantee.

6.4                                 The Purchasers shall have the right to take such actions to enforce the remedies provided in the Contract, including the right to recover such damages or losses as provided in the Contract in addition to the amount recovered under the Letter of Performance Guarantee. Purchasers exercising their right to call in all or part of the Letter of Performance Guarantee does not reduce their right to seek the maximum liquidated damages set forth in Clause 20 (Delay in Completion).

CLAUSE 7                             QUALITY ASSURANCE

7.1                                 The Contractor shall permit the Purchasers or their designated representatives to carry out the following Quality Assurance activities:

a)                                      to audit the Contractor’s and its sub-contractor’s quality assurance system of APCN2 and its application to the Work including, without limitation, manufacture, development, installation, raw materials and components provision;

b)                                     to inspect all parts of the Work and to carry out design control review to the extent reasonably practicable ‘to ensure that their quality meets Part 4 (Technical Specification).

7.2                                 At any time during manufacture and installation, if any part of the Work does not, or will not, comply with the Contract, the Purchasers may reject the same.  Upon rejection the Contractor shall forthwith at its own expense rectify the non-compliance in accordance with Part 4 (Technical Specification) and no additional costs shall be made to the Purchasers in respect thereof.  The Contractor shall bear the direct cost, including the Purchasers’ participation, of additional Quality Assurance activities caused by non-conformance of the Contractor.

7.3                                 No part of the Network shall be shipped until a Release Certificate has been issued in accordance with Part 4 (Technical Specification) and certified by the Purchasers.

7.4                                 The factory release of parts of the Network in accordance with Part 4 (Technical Specification) shall not in any way prejudice any right or remedy which the Purchasers may have against the Contractor, or relieve the Contractor of its liabilities, and in particular it is without prejudice to its obligations relating to the performance of the Network under Clause 3 (Responsibility of the Contractor).

7.5                                 Any certification given by or on behalf of the Purchasers in respect of any aspect of the Work carried out or proposed by the Contractor, or in respect of any part of the Network, shall not relieve the Contractor of any responsibilities under the Contract.

7.6                                 The Purchasers shall at all reasonable times have full access to the Work, and the Contractor shall provide appropriate facilities for such access and for the purpose of inspection and testing.  The Purchasers shall also have full access to all plants, offices and work sites of the Contractor and any of its Sub-contractors, to enable the Purchasers to inspect the Work and monitor progress.  All information shall be accessible, including laboratory and test results, for any components manufactured by the Contractor and used in the project.  The Contractor shall include in its Sub-contracts such provisions as may be necessary to secure this right on behalf of the Purchasers.  The Purchasers shall have the right to establish resident representative(s) at the Contractor’s and Sub-contractors plants and at all work sites, and the Contractor shall, if required, make suitable office space, facilities and shipboard accommodation available for such representative(s) at the Contractor’s own expense.

7.7                                 The Contractor shall not require the Purchasers’ Quality Assurance representative to execute any non-disclosure or other agreement in order to obtain access to Contractor’s or its Sub-contractor’s facilities.

CLAUSE 8                             DAMAGE TO THE NETWORK BEFORE NETWORK ACCEPTANCE

8.1                                 This Clause applies to all damages (which in this Clause includes destruction and loss) arising from any cause whatever, including Force Majeure.

8.2                                 The Initial Network shall stand at the risk of and be in the sole charge of the Contractor from the commencement of the coming into force of the Contract up to the date of issuance of the Certificate of Network Acceptance.  During this period, the Contractor shall, with all possible speed, remedy to the Purchasers satisfaction any damage occurring to the Network.  Notwithstanding such damage, the Contractor shall proceed with the execution and completion of the Work in accordance with the Contract, subject to any extension of time for completion agreed under Clause 20 (Delay in Completion) hereof, and apart from the granting of extension of time to the Contractor, the Purchasers shall not be liable to the Contractor in damages or otherwise arising thereof.  The Contractor will use reasonable efforts to protect the Work from damage prior to the issuance of the appropriate acceptance certificates, including, but not limited to, the monitoring of areas where damage has occurred or is likely to occur.

8.3                                 The cost of remedying such damage during this period shall be wholly borne by the Contractor, save that the Purchasers shall pay the contractor for remedying the damage to the extent that it is caused by the willful misconduct of servants, agents, or contractors (other than the Contractor) of the Purchasers acting in the course of their employment as such.

CLAUSE 9                             INJURY TO PERSONS AND DAMAGE TO PROPERTY

9.1                                 This Clause applies to all claims, losses, expenses and damages for:

a)                                      injuries to or death of any persons;

b)                                     damage to property, other than the Network; or

c)                                      the costs of clean-up and other costs resulting from environmental damage;

which results directly from the activities of the Contractor, its Sub-contractors, or agents in the implementation of the Contract.

9.2                                 The Contractor shall be liable for all claims, losses, expenses, and damages described in sub-clause 9 above, and shall indemnify and save the Purchasers harmless from all such claims, losses, expenses and damages.

9.3                                 The Purchasers shall:

a)                                      provide, within a reasonable time, written notice to the Contractor of all such claims and suits;

b)                                     at their own discretion permit the Contractor to assume the sole defense of and to settle such claims or suits, and shall, upon the Contractor’s request and at the Contractor’s expense, furnish all information and reasonable assistance to assist the Contractor in the defense or settlement of the same.

CLAUSE 10                                 INSURANCE

10.1                           Without limiting its obligations and responsibilities, the Contractor shall, prior to the commencement of any Work, insure to cover its liabilities throughout the Contract at its own expense and in the joint name of the Purchasers and the Contractor as the insured:

a)             (i)                  the Work and any work in progress of every kind required for the execution, testing and completion of the Work including, but not limited to, the completed item to the full value of such Work and any work in progress executed from time to time until the issuance of the Certificate of Network Acceptance,

(ii)               all appliances, instruments or things of whatsoever nature required in or pertaining to the execution, testing and completion of the Work, constructional plant, the materials and other things brought on to the site by the Contractor to the full value of such constructional plant, materials and other things, against all losses or damages from whatever cause in respect of all risks including, but not limited to marine cargo (Note 1), sea bed (Note 2) and war risks (Note 3) arising for which it is responsible under the terms of the Contract and in such manner that the Purchasers and the Contractor are covered during the period of construction of the Work,

b)                                     against any damage, loss or injury which may occur to any property (including that of the Purchasers) or to any person (including any employee of the Purchasers) as a result of the execution of the Work or temporary work until the issuance of the Certificate of Network Acceptance,

c)                                      against damages or compensation payable under statute or at law in respect or in consequence of any accident or injury to any, person in the employment of the Contractor or any Sub-contractor until the issuance of the Certificate of Network Acceptance.  The Contractor shall indemnify and keep indemnified the Purchasers against all such damages, compensation, claims, demands, proceedings, costs, charges and expenses, whatsoever in respect thereof at its own expenses.

d)                                     a general liability policy, sufficient to cover its liability under the Contract until the end of the warranty period or any extension thereto.

The total prices contained in Part 2 (Price Schedule) shall include any premium amounts paid or to be paid by the Contractor for the insurance coverage hereabove stated.

Note 1                       Marine cargo or equivalent coverage is required to protect against all risks of physical loss or damage to the cable, repeaters, branching units, terminal station equipment and other equipment to be included in the Network (other than war risks) beginning with the date when each such equipment is ready for shipping and ending when the cable, repeaters and branching units are placed overside the cable laying vessel and when the terminal station equipment is delivered to the terminal stations.

Note 2                       Sea bed or equivalent coverage is required to protect against all risks of physical loss or damage to the equipment described in Note 1 above (other than war risks) from the time coverage under Note 1 above ends until the issuance of the Certificate of Network Acceptance.

Note 3                       War risks or equivalent coverage is required to protect against damage to, seizure by and/or destruction of the Network by means of war, piracy, takings at sea and other warlike operations until the issuance of the Certificate of Network Acceptance.

10.2                           Upon the issuance of each policy relative to such insurance and not later than thirty (30) days prior to each renewal thereof, the Contractor shall furnish the Purchasers with evidence acceptable to the Purchasers that the relevant premiums have been paid and that the said policy is and will continue to be in full force.

10.3                           If the Contractor fails to effect and/or keep in force any of the insurance specified in sub-clauses 10.1 and 10.2 hereof, the Purchasers may, without prejudice to any other rights they may have under the Contract, effect and keep in force any such insurance and pay the premium due or take out new insurance satisfactory to them, in which event any sums so paid by the Purchasers shall become immediately due and payable by the Contractor to the Purchasers.

Should the Contractor fail to make the payment within thirty (30) days of receipt of request for such payment, the Purchasers may then deduct the amount of the requested payment from any monies that are, or may become due to the Contractor; or recover the same as a debt due from the Contractor.

10.4                           The Contractor shall comply with all terms and conditions and guarantees contained in all policies affecting the foregoing insurance and shall ensure that its insurance brokers and/or insurers give to the Purchasers such information in relation thereto which may be relevant to such insurance as the Purchasers may reasonably request.

10.5                           Generalities applicable to insurance coverage are:

a)                                      The insurer nominated by the Contractor shall be approved by the Purchasers.

b)                                     All deductibles relative to the above insurance coverage are for the account of the Contractor.

c)                                      The insolvency, liquidation, bankruptcy or failure of any insurer providing insurance for the Contractor or its Sub-contractor, or failure of any such insurer to pay claims accruing, shall not be considered a waiver of nor shall it excuse the Contractor from complying with any of the provisions of this Contract.

d)                                     Following a loss or damage, the Contractor shall remedy any such loss or damage with due diligence and dispatch and shall not wait for any insurance proceeds to effect the repairs.

e)                                      In the event any cancellation or material change is initiated by the underwriters with regard to the above insurance coverage, the Contractor shall notify the Purchasers thereof in writing at least sixty (60) days prior to such cancellation or material change.

f)                                        The Contractor or the Purchasers, as the case may be, shall promptly give to the other party notice in writing of any claim made or proceedings commenced for which the Contractor or the Purchasers claims to be entitled to indemnification under this Contract and shall confer with the other party concerning the defense of any such claim or proceedings, shall permit such other party to be represented by counsel in defense thereof and shall not effect settlement of or compromise any such claim or proceedings without the other’s prior written agreement.

CLAUSE 11                       SUSPENSION

11.1                           The Purchasers may, at their absolute discretion, order the Contractor to suspend all or part of the Work for such period of time as the Purchasers determine to be appropriate.

11.2                           If, as a result of such suspension of Work, the Contractor incurs additional costs, or suffers loss in the discharge of its responsibilities under the Contract, then the Contractor shall be allowed to recover an amount equal to the costs and/or losses from the Purchasers, provided that:

a)                                      such costs or losses could not have been reasonably prevented by the Contractor, and

b)                                     the Contractor submits a detailed claim for such costs or losses, supported by sufficient evidence to enable it to be validated within two (2) months of the date of occurrence, and

c)                                      the suspension was not caused by the default or negligence of the Contractor.

11.3                           The Contractor shall be allowed an equitable extension in the time required for performance of any suspended work, or such longer or shorter period as may be mutually agreed, provided that the suspension was not caused by the default or negligence of the Contractor.

11.4                           The Purchasers shall not be liable to the Contractor in the event of such suspension for any loss of profit or consequential damages whatsoever.

CLAUSE 12                       VARIATIONS DURING EXECUTION

12.1                           The Purchasers and the Contractor may mutually agree to make any variations to the provisions of the Contract as may be considered necessary during the execution of the Work.

12.2                           Notwithstanding the provisions of the above, the Purchasers may instruct the Contractor to vary the Work, provided that such variations:

a)                                      shall not in total, excluding the execution of Step 2 of the Initial Network, increase or diminish the Contract Price by more than ten percent (10%);

b)                                     are provided in writing; and

c)                                      shall be implemented within the time allowed in the Contract for the completion of the Work, unless otherwise agreed in writing.

12.3                           The effect of such variations on the Contract Price will be determined as follows:

a)                                      if the variations concern only quantities of equipment or services for which a unit price or rate is indicated in Part 2 (Price Schedule), the unit price or rate as the case may be shall be applied to Clause 13 (Contract Price).

b)                                     if the subject of the variations is not covered by a unit price or rate in Part 2 (Price Schedule), the Contractor shall satisfy the Purchasers that the proposed adjustment is fair and reasonable and shall provide such evidence as the Purchasers may reasonably require to this end.

12.4                           Any changes in the Work resulting from the agreed final route survey report shall be treated as a Contract variation under sub-clause 12.1 and shall be priced using the unit prices provided in Part 2 (Price Schedule).

12.5                           Any adjustment in time and cost in respect of the above Contract variations shall only be recognized or acceded to when the Contract variation has been agreed in writing by the Purchasers and the Contractor prior to the implementation of the Contract variation.

12.6                           No claims for variations shall be made after the final payment is made.

CLAUSE 13                       CONTRACT PRICE

13.1                           Contract Price

The Contract Price (CIF) at the time of the Contract signature is US$ 759,824,998 as agreed to on entering into this Contract for the full and proper performance of the Work. The Contract Price is fixed and shall not be varied except as provided for in Clause 12 (Variations During Execution).

13.2                           Taxes, levies and duties

13.2.1                  The Contract Price shall include all taxes, duties, levies and fees that may be imposed or levied in connection with the Work, whether in the country/territory of the Contractor, the Purchasers’ countries/territories, or any other country/territory (including taxes incurred by the Contractor in the countries/territories of the Purchasers in respect of its personnel and Subcontractors such as business income tax, income tax, payroll tax and other taxes, contributions and levies that may be levied on the Contractor or the personnel, local agent or site office of the Contractor) except customs duties, Goods and Services Tax (“GST”) on importation of goods, import taxes, Value Added Tax (“VAT”) and Japan Consumption Tax (“JCT”) relating to the Contract items as to the extent contained in Part 2 (Price Schedule).  Unless a tax duty, levy or’ fee is specifically referenced in this sub-clause, such tax, duty, levy or fee shall be considered part of the Contract Price.

13.2.2                  The Contractor is required to pay appropriate customs duties, GST on importation of goods, import taxes, VAT and JCT relating to the Contract items as contained in Part 2 (Price Schedule) to the authorities in their countries/territories.  The Contractor will be reimbursed by the Purchasers in conjunction with the settlement of the Contract Price on quarterly and actual basis.  The Contractor shall, if required, provide the fiscal and billing documentation to allow the Purchasers to be compliant with the international and local fiscal laws and regulations.

13.3                           Change of law

Change of any law except those affecting the customs duties, GST on importation of goods, import taxes, VAT and JCT, relating to the Contract Items, shall not affect Clause 13 (Contract Price).

13.4                           The Contract Price shall include any sums relating to special protection or special navigation aids with regard to cable or pipeline crossings and any cable depot storage costs incurred prior to the Network Acceptance Date.

13.5                           The Contractor shall be responsible for any tax that might be incurred by the Contractor in the Purchasers’ countries/territories as a result of incomes or revenue obtained by the Contractor arising from and/or in connection with the present Contract.  If withholding taxes are payable in the Purchasers’ countries/territories, the Purchasers shall withhold such sums from the Contractor and pay to the relevant authorities in accordance with the applicable laws.

CLAUSE 14                       ASSIGNMENT AND SUB-CONTRACTED WORK

14.1                           The Contractor shall not, without prior written consent of the Purchasers, assign the Contract or sub-contract any significant part of the Work, or assign, mortgage, charge or encumber any benefit whatsoever arising or which may arise under the Contract.  Such assignment or sub-contracting may only be consented to by the Purchasers at their sole discretion in so far as the laws and regulations applicable in the countries/territories of the Purchasers so permit.  In any event, the Contractor shall not be relieved of the responsibility under the Contract for such parts of the Work as are sub-contracted and the Contractor shall be responsible and liable for the acts or defaults of any Sub-contractor or their employees, servants and agents, as fully as if they were the acts or defaults of the Contractor or the Contractor’s employees, servants and agents.

14.2                           In the event of termination under this Contract, the Contractor shall assign to the Purchasers, at the Purchasers’ option, any agreement which the Contractor has with its Sub-contractors in respect of the Work so contracted out by the Contractor to these Sub-contractors.

14.3                           The Contractor shall ensure that any Sub-contracts entered into by the Contractor shall contain such provisions of this Contract as should be made applicable to such Sub-contracts.

14.4                           Any assignment, mortgage, charge, encumbrance or sub-contract in contravention of this Clause shall, as against the Purchasers, be void and of no effect, and may be ignored by the Purchasers.

14.5                           The Contractor shall protect, defend, indemnify and keep indemnified the Purchasers against all claims, demands, actions, suits, proceedings, writs, judgment, orders, decrees, damages, losses and expenses suffered or incurred by them arising out of or related to such assignment, mortgage, charge, encumbrance or sub-contract.

14.6                           Any change of any significant Sub-contractor during the execution of the Work shall need the prior written consent of the Purchasers.

CLAUSE 15                       TERMS OF PAYMENT

15.1                           Responsibility for payment

15.1.1                  The liability of each of the Purchasers to the Contractor for any matter under this Contract (including, but not limited to, liability for payments to the Contractor for the Work to be performed in accordance with the Contract) shall be limited to one twenty-sixth of the total Contract Price.  No individual Purchaser will be liable to the Contractor in any way whatsoever for liability defined as the responsibility of the other Purchaser.

15.1.2                  No payment (final or otherwise) made under or in connection with this Contract shall be the conclusive evidence of the Contractor’s performance of the Work, or of this Contract, in whole or in part, and no such payment shall be construed to constitute the acceptance of defective, faulty or improper Work.

15.2                           Billing Schedule

The Billing Schedule is given in Part 3.

15.3                           Billing procedures

15.3.1                  The Contractor shall render all invoices together with supporting documents to the Central Billing Party with copies to the Purchasers.  The address of the CBP is as follows:

International Cable Network

Central Billing Party of APCN2

Beijing Design Institute of MPT of P.R. China

126, Xizhimen Nei Street

Beijing, China 1000035

Tel:                                                    86-10-66118496

Fax:                                                   86-10-66118495

E-Mail:                                  cbpchtel@public.bta.net.cn

15.3.2                  Invoices shall reach the CBP not more than once each quarter and by the 10th calendar day of February, May, August and November thereof, for acknowledgment of the invoices on the 10th of the month or on the following working day if the 10th is not a working day in the CBP’s country/territory.

15.3.3                  Invoices shall be submitted in the format to be agreed.  The quarterly invoices to the Purchasers shall show the total prices and the relevant Billing Milestone(s) billed in accordance with Part 3 (Billing Schedule).  The amount due to the Contractor on each such invoice from the Purchasers shall be computed in accordance with sub-clause 15.1.

15.3.4                  No invoice shall be submitted claiming payment earlier than that set out in Part 3 (Billing Schedule).

15.3.5                  An invoice shall be deemed to have been accepted for payment if neither the CBP nor a Purchaser presents a written objection on or before the date in which the payment would have been due.

15.3.6                  In the event that the CBP or a Purchaser objects to an invoice as mentioned in sub-clause 15.3.5 above, the Purchasers and the Contractor shall make every reasonable effort to settle promptly the dispute concerning the invoice in question. Notwithstanding the fact that in the meanwhile another invoice concerning a different milestone may have been submitted and accepted by the Purchasers, upon settlement of said dispute, the Contractor shall be entitled to resubmit the corrected invoice in accordance with sub-clause 15.3.2 above.

15.3.7                  Timing of Billing

a)                                      The Contractor shall bill according to Part 3 (Billing Schedule).

b)                                     Actual customs duties, GST on importation of goods, import taxes, VAT and JCT, paid to the authorities in the Purchasers’ countries/territories by the Contractor during the billing quarter shall be billed in the same manner as and in conjunction with the quarterly invoices for the Contract Price.

c)                                      Contract variations agreed in accordance with Clause 12 (Variations During Execution) above shall be billed as follows:

i)                                         the value of Contract variations determining a net credit to the Purchasers shall be offset in the invoice that the Contractor is due to issue subsequent to the relevant Contract variation signature; and

ii)                                      the value of Contract variations determining a net debit to the S Purchasers shall be debited in the invoice that the Contractor is due to issue at Network Acceptance Date.

15.4                           Letters of Guarantee Against Payment

15.4.1                  The Contractor shall, at least thirty (30) days before each payment is due, deposit a Letter of Guarantee Against Payment for the amount of each such payment (excluding the actual customs duties, GST on importation of goods, import taxes, VAT and JCT portion) to be made by the Purchasers to the Contractor, and send the original Letter of Guarantee Against Payment to the CBP and copies to each of the Purchasers.

15.4.2                  The Letter of Guarantee Against Payment for the Initial Network to be issued in accordance with the format given in Appendix 1.2 shall remain in force until the issuance of a Certificate of Network Acceptance or the settlement of all claims arising from termination of the Contract in accordance with its terms and conditions.

15.4.3                  In the event of default by the Contractor in carrying out its responsibilities under the Contract, or of frustration of the Contract by law for any reason, the Purchasers shall have the right to call in the amount represented by the Letter of

Guarantee Against Payment in accordance with the terms of such Letter of Guarantee Against Payment.

15.4.4                  The invocation of the Letter of Guarantee Against Payment shall not limit the rights of the Purchasers to take such actions to enforce any remedies that are otherwise included in the Contract.  Purchasers exercising their right to call in all or part of the Letter of Guarantee Against Payment does not reduce their right to seek the maximum liquidated damages set forth in Clause 20 (Delay in Completion).

15.4.5                  No payment shall be due from the Purchasers before the submission by the Contractor of such a Letter of Guarantee Against Payment.

15.5                           Payment procedures

15.5.1                  Full amount owed shall be paid within sixty (60) days from the date of receipt of the respective invoice by the Central Billing Party subject to the receipt of the relevant Letter of Guarantee Against Payment and all supporting documents.

15.5.2                  In the case of delay in the payment by the Purchasers to the Contractor, an interest rate of “LIBOR + 2%” shall be applied.

15.5.3                  All payments to the Contractor shall be made by the CBP on behalf of the Purchasers.

15.5.4                  All amounts due to the Contractor in respect of this Contract shall be paid in US dollars to:

NEC Corporation

Saving Account No. 214408

The Sumitomo Bank Ltd.

Tokyo Main Office

3-2, Marunouchi 1-chome, Chiyoda-ku, Tokyo, Japan

CLAUSE 16                       TRANSFER OF TITLE

16.1                           The title of the Segment(s) shall be transferred to the Purchasers as and when the Certificate of Provisional Acceptance is issued.  The transfer of title shall not absolve or release the Contractor from its obligations and its liabilities under the Contract.

16.2                           Upon transfer of title of the Segment(s) to the Purchasers, the Contractor warrants that the Segment(s) is free from valid liens, encumbrances and security interests arising by and through the Contractor and/or under its government’s rules and regulations.

CLAUSE 17                       ACCEPTANCE

17.1                           General

Acceptance of the Network shall be in three (3) stages which are as follows:

i)                                         Provisional Acceptance of the Segment(s);

ii)                                      Network Acceptance for Step 1; and

iii)                                   Final Acceptance of the Network

Each Segment shall be accepted as a whole in accordance with Part 4 (Technical Specification) and the Billing Milestone criteria for Provisional Acceptance as detailed in Part 3 (Billing Schedule).

The Network shall be accepted as a whole in accordance with Part 4 (Technical Specification) and the Billing Milestone criteria for Network Acceptance as detailed in Part 3 (Billing Schedule).

17.2                           Acceptance Tests Programme

At least four (4) months before the planned date of the start of the Acceptance Testing of a Segment and the Network respectively, the Contractor shall submit to the Purchasers for approval a test programme and an Acceptance handbook for the conduct of the Segment and Network Acceptance Tests, as detailed in Part 4 (Technical Specification).

17.3                           Network Acceptance Tests

In order to determine the acceptability of the completed Network thereof, the Contractor shall carry out tests in accordance with Part 4 (Technical Specification).

17.4                           Purchasers’ Tests

The Contractor shall make the Segment(s)/Network thereof available to the Purchasers for testing in accordance with Part 4 (Technical Specification).

17.5                           Notice of Acceptance or Rejection

17.5.1                  Within thirty (30) days of receipt of the Segment(s) Provisional Acceptance Tests results of the completed Segment(s) the Purchasers, shall give notice to the Contractor that they:

a)                                      propose to issue a Certificate of Provisional Acceptance in accordance with sub-clause 17.6 herebelow; or

b)                                     do not propose to issue a Certificate of Provisional Acceptance, but are prepared to issue a Certificate of Commercial Acceptance in accordance with sub-clause 17.7 herebelow; or

c)                                      do not accept the Segment, nor propose to put it into Commercial Acceptance in its existing condition.

17.5.2                  On receipt of a notice pursuant to sub-clause 17.5.1 hereabove, the Contractor may make representations to the Purchasers in explanation of disputed results of the Segment(s) Provisional Acceptance Tests and the Purchasers may, if satisfied as a result of that explanation, issue a fresh notice pursuant to sub-clause 17.5.1 hereabove which shall be deemed to have been issued on the date of the original, notice under sub-clause 17.5.1.

17.5.3                  In case of rejection, and if the explanation by the Contractor foreseen in sub-clause 17.5.2 hereabove is not accepted by the Purchasers, the Contractor shall carry out the necessary corrective actions and will effect a new series of tests on the rejected equipment.  After receipt of the results, the Purchasers will be granted a new period of thirty (30) days to analyze the new results and the provisions of sub-clause 17.5.1 shall apply from the date the Purchasers receive these latest results.

17.6                           Provisional Acceptance

17.6.1                  When the Purchasers are satisfied that a Segment has been completed in accordance with Part 4 (Technical Specification) and other requirements of the Contract, they shall issue a Certificate of Provisional Acceptance and the Segment shall be deemed to be provisionally accepted and shall vest in the Purchasers, on whichever is the later of the following dates, the actual deemed date of issue of the notice under sub-clause 17.5.1 or the Provisional Acceptance Date.

17.6.2                  The Certificate of Provisional Acceptance may be unqualified or may have annexed to it a deficiency list of items that do not affect the normal operation and maintenance of the Segment(s) in compliance with the requirements of the Contract and the timetable for the remedy of such outstanding items.

17.6.3                  The Contractor shall as soon as practicable remedy the deficiencies indicated in all such listed items, in accordance with the timetable annexed to the Certificate of Provisional Acceptance, so as to ensure full conformance with the requirements of the Contract.

17.6.4                  The Segment S4 including S4A, S4B, S4C, S4W and S4E shall be provisionally accepted as a whole.

17.6.5                  The Segment S8 including S8A, S8B, S8C, S8N and S8S shall be provisionally accepted as a whole.

17.7                           Commercial Acceptance

17.7.1                  If the Purchasers wish to put a part of or all the Segment(s)/Network into Commercial Acceptance or if the Purchasers are not satisfied that the results of the Provisional Acceptance Tests or the Network Acceptance Tests justify the issuance of a Certificate of Provisional Acceptance or a Certificate of Network Acceptance then, provided the Contractor so agrees, the Purchasers may proceed with the issuance of a Certificate of Commercial Acceptance.

17.7.2                  Upon the issuance of a Certificate of Commercial Acceptance, the Segment(s)/Network shall be deemed to be accepted for commercial use.  The Contractor shall continue to carry the risk of the relevant Segment(s)/Network.

17.7.3                  The Certificate of Commercial Acceptance shall have annexed to it an agreed list of all outstanding items and deficiencies, to be made good by the Contractor and the timetable for the remedy of such outstanding items and deficiencies.

17.7.4                  The Contractor shall as soon as practicable remedy the deficiencies indicated in all such listed items, within the timetable annexed to the Certificate of Commercial Acceptance, so as to ensure full conformance with the requirements of the Contract and so long as any such items are outstanding, the Contractor shall be responsible for their maintenance of such items.

17.7.5                  As from the date determined in accordance with sub-clause 17.7.2 hereabove, the Purchasers shall be responsible for the maintenance of the relevant Segment(s)/Network except as mentioned in sub-clause 17.7.4 above.  For the time between the issuance of the Certificate of Commercial Acceptance to the issuance of a Certificate of Network Acceptance, the Contractor shall provide those warranty services set forth in Clause 18 (Warranty), at no charge to the Purchasers.

17.7.6                  When the deficiencies referred to in sub-clause 17.7.4 hereabove have been remedied, the Purchasers, at their sole discretion, may repeat part or all of the Provisional Acceptance Tests or the Network Acceptance Tests and if results are to the Purchasers’ satisfaction, then they will issue a Certificate of Provisional Acceptance in accordance with sub-clause 17.6 or a Certificate of Network Acceptance in accordance with sub-clause 17.8.

17.7.7                  The issuance of a Certificate of Commercial Acceptance shall in no way relieve the Contractor from its obligation to provide a Segment(s)/Network conforming with Part 4 (Technical Specification) and other requirements of this Contract and, in particular, any deterioration in the performance of the Segment(s)/Network resulting in a deviation from Part 4 (Technical Specification) occurring between the date of issuance of that Certificate and the date of issuance of a Certificate of Provisional Acceptance or a Certificate of Network Acceptance shall be made good at the expense of the Contractor.

17.8                           Network Acceptance

17.8.1                  Within thirty (30) days of receipt of the Network Acceptance test results of the completed Network the Purchasers shall give notice to the Contractor that they:

(a)                                  propose to issue a Certificate of Network Acceptance in accordance with sub-clause 17.8.4; or

(b)                                 do not propose to issue a Certificate of Network Acceptance, but are prepared to issue a Certificate of Commercial Acceptance in accordance with sub-clause 17.7 hereabove; or

(c)                                  do not accept the Network.

17.8.2                  On receipt of a notice pursuant to sub-clause 17.8.1 the Contractor may make representations to the Purchasers in explanation of disputed results of the Acceptance Tests and the Purchasers may, if satisfied as a result of that explanation, issue a fresh notice pursuant to sub-clause 17.8.1.

17.8.3                  In case of rejection, and if the explanation by the Contractor submitted pursuant to sub-clause 17.8.2 is not accepted by the Purchasers, the Contractor shall carry out the necessary corrective actions and will effect a new series of tests on the rejected Work, all at their sole expense.  After receipt of the results, the Purchasers will be granted a new period of thirty (30) days to analyze the new results and the provisions of sub-clause 17.8.1 shall apply from the date the Purchasers receive these latest results.

17.8.4                  When the Purchasers are satisfied that the Network has been completed in accordance with Part 4 (Technical Specification) and other requirements of the Contract and the results of the Acceptance Testing and the Purchasers testing are to the Purchasers’ satisfaction, they shall issue a Certificate of Network Acceptance.

17.8.5                  The Certificate of Network Acceptance may be unqualified or may have annexed to it a deficiency list of items that do not affect the normal operation and maintenance of the Network in compliance with the requirements of the Contract and the timetable for the remedy of such outstanding items.

17.8.6                  The Contractor shall as soon as practicable remedy the deficiencies indicated in all such listed items, in accordance with the timetable annexed to the Certificate of Network Acceptance, so as to ensure full conformance with the requirements of the Contract.

17.9                           Final Acceptance

17.9.1                  At the end of and no later than sixty (60) days after the expiration of the five (5) year warranty period and if the results of the Final Acceptance test of the Network, defined in Part 4 (Technical Specification), are to the satisfaction of the

Purchasers and provided that the Contractor has fulfilled its commitments under the Contract, the Purchasers shall issue, a Certificate of Final Acceptance.

17.9.2                  The issuance of this Certificate shall not be unreasonably withheld or delayed, but in the event that a pattern of failure or pattern of degradation develops as specified in sub-clause 18.4.1 that is likely to cause the Network to fail to meet the requirements of the Contract or such other performance levels agreed upon by the Purchasers over the twenty-five (25), years design life of the Network, Final Acceptance may be withheld until it can be demonstrated to the satisfaction of the Purchasers that no pattern of failure or pattern of degradation shall have developed that is likely to cause the Network to fail to meet the requirements of Part 4 (Technical Specification) over the twenty-five (25) years design life.  In such event, the validity of the Letter of Performance Guarantee provided for under sub-clause 6.1 shall be extended until the Certificate of Final Acceptance is issued.

17.9.3                  The Certificate of Final Acceptance will not apply to those parts which may have been replaced during the warranty period or to those parts having been the subject of an extension of warranty according to the provisions of sub-clause 18.3 hereof.

17.9.4                  At the discretion of the Purchasers, the Final Acceptance tests programme may consist of a repetition of a part or the whole of the tests of the Provisional Acceptance test programme.

The Purchasers reserve the right to dispense with the Final Acceptance tests.

17.10                     Costs of acceptance

All expenses incurred by the Contractor (including testing apparatus and technical staff) in the execution of the Acceptance procedures defined in Part 4 (Technical Specification) shall be borne by the Contractor.

CLAUSE 18                       WARRANTY

18.1                           The warranty period of the Segment(s) shall commence on the Provisional Acceptance Date until five (5) years from the Network Acceptance Date.  During this period, the Contractor warrants that the Network, including its spares, shall conform fully, over the twenty-five (25) years design life, to the requirements of the Contract or such other performance levels agreed upon in writing as acceptable by the Purchasers and that no pattern of failure or pattern of degradation shall have developed that is likely to cause the Network to fail to meet the requirements of Part 4 (Technical Specification) over the twenty-five (25) years design life.

18.2       a)                    The Contractor shall perform any repair required to restore the Network to the requirements of the Contract or such other performance levels agreed upon by the Purchasers, if the Network should fail to meet such requirements at any time during the warranty period or has developed a pattern of failure or pattern of degradation that is likely to cause the Network to fail to meet such requirements.  However, the Purchasers may elect, at their sole option, to make repairs by themselves, including at sea repairs which are covered by the warranty.  Any equipment discovered to be defective or faulty and recovered during a warranty repair shall be returned to the Contractor at its request and at its expense.  The Contractor shall reimburse the Purchasers for the cost of such repairs within sixty (60) days from receipt of a relevant notice issued by the Purchasers.  The Contractor shall be entitled to have a representative on board ship to observe at sea repair.  Such repairs by the Purchasers shall not in any way diminish the Contractor’s obligations under the warranty.

b)             The Contractor shall bear the total cost of each repair required during the warranty period.  This cost shall include but not limited to the cost of any vessels and/or any costs arising from burial or reburial, the components, equipment or materials requiring replacement, the cost of any additional equipment necessary to effect the repair, the cost of making the repair, the cost of labor and engineering assistance or development required to make the repair and all associated costs such as but not limited to shipping and customs and services that may be required to make the repair.

18.3                           The warranty period of items not accepted, provided or requiring repair or replacement at the Network Acceptance Date shall start from the date(s) such items are accepted by the Purchasers.  Any defective part repaired or replaced during the warranty period shall itself be subject to a further warranty period of five (5) years.

18.4                           If during the warranty period defects are found on repeated occasions in any part or parts of the Network or if a pattern of failure or pattern of degradation is likely to cause any part or parts to fail to meet the requirements of Part 4 (Technical Specification) over the twenty-five (25) years design life, such part or parts shall not be repaired but shall be replaced by new part(s) at the request of the Purchasers, including all the appropriate spares.

18.4.1                  For the purpose of this Clause, a pattern of failure or pattern of degradation shall be deemed to exist if:

a)                                      the Purchasers have notified the Contractor that in their reasonable opinion failures of the same or similar mechanisms have occurred which show a deterioration of Network performance that will render the Network outside its specification during its design life, and

b)                                     the Contractor, having carried out an investigation, cannot demonstrate to the reasonable satisfaction of the Purchasers that:

(i)                                     the failures/deteriorations are within the predictions of the reliability model or Mean-Time-Between-Failures figures;

(ii)                                  the failures/deteriorations are not due to a design defect in the component or its application; or

(iii)                               the failures/deteriorations only apply to a limited number of parts, for example, as the result of a manufacturing (or batch related) inconsistency.

18.4.2                  The investigation into the cause of any failures/deteriorations and any associated remedial action shall be carried out by the Contractor within a reasonable time-scale with regular progress reports as requested by the Purchasers.

18.5                           In addition, the Contractor shall pay to the Purchasers all the expenses (if any) incurred by the Purchasers in testing or examining any part of the Network for the purpose of or in connection with this Clause or in connection with making good, replacing or repairing any part of the Network.

18.6                           The Contractor shall make every reasonable effort to minimize the period of time that the Network is out of service for repair and testing.  For failures or any situations which cause or risk to cause an outage of the Network, the Contractor undertakes to initiate a corrective intervention immediately but in any case no later than two (2) days after reception of a notice from the Purchasers.  The Purchasers reserve the right to determine the timing of rectification.

18.7                           The Contractor shall effect all repairs of the Network through the use of repair materials supplied by it.  However, the Contractor with the agreement of the Purchasers, may use the materials needed to effect a repair from the Purchasers’ available spare materials, components or equipment.  The Contractor shall replace, in kind, such material supplied from the Purchasers’ spare stock or, at the option of the Purchasers, reimburse the Purchasers for the original price to them of such materials.  The replacement of, or reimbursement for, such materials shall be made at a time mutually agreed upon by the Purchasers and the Contractor, but in no event shall the replacement or reimbursement be delayed beyond such time as the Purchasers’ actual spare stock of such materials falls below fifty percent (50%) of the Purchasers’ established stock level for such materials.

18.7.1                  All materials supplied to replenish the Purchasers’ spare materials, in accordance with sub-clause 18.7, and all materials used to repair the Network, which are not supplied from the Purchasers’ spare materials, shall be warranted for a period of five (5) years from the date of replacement.

18.8                           The repair or replacement of any faulty unit or equipment includes the delivery to the Purchasers of a descriptive report of the fault found and, when appropriate, of the repair carried out on such faulty unit or equipment.  The maximum period for repair of the units or equipment (including shipping and customs clearance) is defined in Part 4 (Technical Specification) as per Annex 6.1.

18.9                           For the purpose of Network maintenance:

a)                                      The usage of universal jointing and/or universal coupling equipment for, the maintenance or repair of the Network during the warranty period shall not in any way invalidate the Network warranty and the Contractor shall accept the warranty responsibility for the universal jointing and/or universal coupling equipment used during a repair throughout the warranty period.

b)                                     If the Purchasers decide to pool any spare plant supplied under this Contract with other spare plant supplied for other cable systems for which they have maintenance authorities and where technical compatibility exists, the usage of such other spare plant supplied from another cable system for maintenance shall not invalidate the Network warranty during the warranty period.

18.10                     The Contractor shall ensure that all work, Software, products and equipment included in the Work shall be designed in a way that no impact on the cooperation and maintenance of the Network will be envisaged and shall comply with the following requirements:

a)                                      no value for date before year 2000 will cause any interruption in operation;

b)                                     date-based functionality must behave consistently for dates prior to, during and after year 2000; and

c)                                      in all interfaces and data storage, the century in any date must be specified either explicitly (as ccyy) or by unambiguous rules.

CLAUSE 19                       LONG TERM SUPPORT

19.1                           For a period starting on the Provisional Acceptance Date and continuing until twenty-five (25) years after the Network Acceptance Date herein, the Contractor shall supply to the Purchasers:

a)                                      technical support and advice in respect of the design, maintenance and operation of the Segment(s) and Network.

b)                                     supplies, replacement equipment and repair service to the Network at a reasonable price as indicated in sub-clauses 19.5 and 19.6.

19.2                           Where identical parts, or components cannot be supplied the Contractor shall provide equivalent and compatible parts, and shall be responsible for any adaptive engineering work and all implementation documentation that may be necessary.

19.3                           Notwithstanding sub-clause 19.2, if for any reason the Contractor intends to cease manufacturing identical or fully compatible spare, parts and replacement equipment, the Contractor shall give a minimum of one (1) year’s prior written notice to the Purchasers to allow the Purchasers to order from the Contractor any required spare parts and replacement equipment and shall forthwith provide full details of the arrangements to provide equivalents.  However, the Contractor shall not cease to manufacture such parts and equipment before the expiration of the warranty period, as described in Clause 18 (Warranty).

19.4                           In the event that the Contractor fails to comply with sub-clauses 19.2 and 19.3, or if this Contract is terminated for default, the Purchasers may require the Contractor to provide to the Purchasers in accordance with Clause 25 (Safeguarding of Information and Technology) the Software provided hereunder, and to provide to the Purchasers any and all manufacturing drawings and related specifications as well as bills of materials giving the description, in-house numbers and/or code numbers for all such parts or equipment including Software, or in cases where the parts or equipment were not manufactured by the Contractor, the manufacturers’ names, description of the parts or equipment and code numbers, and giving tolerances for matching or equivalent parts or equipment and finally, for matched parts or equipment, giving lists of matched parameters and tolerances.  Legible copies and microfilms thereof shall be considered as acceptable.

19.5                           The applicable prices for the five (5) years after the Network Acceptance will be the prices included in Part 2 (Price Schedule) duly revised through a formula in which forty percent (40%) of the price will be fixed and sixty percent (60%) of the same (the “Adjustable Price”) will be re-adjustable according to price indices of Labour Wage Index and Wholesale Price Index submitted by the Contractor.  The Adjustable Price will not increase by more than three percent (3%) per year and the total price shall not be higher than the prevailing market prices.

19.6                           For the following years after the aforementioned five (5) years period and up to the completion of the lifetime of the Network for long term support, the applicable prices shall not be higher than the prevailing market prices and shall be agreed upon by the Parties.  At least one (1) year prior to the expiry of said period, the Contractor must inform the Purchasers of the list of the items of equipment that it intends to stop manufacturing.

CLAUSE 20                       DELAY IN COMPLETION

20.1                           Subject to the provisions in Clause 11 (Suspension), Clause 12 (Variations During Execution) and sub-clause 20.2, the Contractor shall complete the supply and installation of the Segment(s) and Network by the Acceptance Dates as specified in Clause 5 (Completion Date).

20.2                           If the execution of the Work shall, without the default or negligence on the part of the Contractor and/or Purchasers, be delayed by reason of any event of Force Majeure and subject to sub-clause 20.3 the Contractor may be granted such extension of time for completion as shall be mutually agreed with the Purchasers, without any financial claim from the Contractor to the Purchasers.

20.3                           In connection with sub-clause 20.2 and provided that the Contractor proves that there is insufficient contingency time in Part 5 (Plan of Work) to cover any delay, any extension of time for completion will only be considered by the Purchasers if the Contractor notifies the Purchasers of the cause of delay within fourteen (14) calendar days of commencement of the Force Majeure event and provides to the Purchasers satisfactory evidence of the effects of the Force Majeure event immediately thereafter.  If the Contractor fails to follow the procedure set forth in this sub-clause 20.3, the Contractor shall be deemed to have waived its right to request an extension of time because of a Force Majeure event.

20.4            a)                             If the Segment(s) is not completed in accordance with Clause 5 (Completion Date) or by the end of the period of extension agreed upon under Clause 11 (Suspension), Clause 12 (Variations During Execution) or sub-clause 20.2, the Contractor shall pay to the Purchasers by way of liquidated damages and not as a penalty an amount riot exceeding four percent (4%) of the Contract Price for Step 1 of the Initial Network and calculated as follows:

Zero point one five percent (0.15%) per calendar day on the value of forty percent (40%) of the Contract Price for Step 1 of the Initial Network from the Provisional Acceptance Date or from the end of any period of extension agreed upon under Clause 11 (Suspension), Clause 12 (Variations During Execution) or sub-clause 20.2 and during which period the Certificate of Provisional Acceptance continues not to have been granted.

b)                       If Step 1 of the Initial Network is not completed in accordance with Clause 5 (Completion Date) or by the end of the period of extension agreed upon under Clause 11 (Suspension), Clause 12 (Variations During Execution) or sub-clause 20.2, the Contractor shall pay to the Purchasers by way of liquidated damages and not as a penalty an amount not exceeding ten percent (10%) of the Contract Price for Step 1 of the Initial Network and calculated as follows:

Zero point one five percent (0.15%) per calendar day on the value of sixty percent (60%) of the Contract Price for Step 1 of the Initial Network from the Network Acceptance Date or from the end of any period of extension agreed upon under Clause 11 (Suspension), Clause 12 (Variations During Execution) or sub-clause 20.2 and during which period the Certificate of Network Acceptance continues not to have been granted.

c)                        The total amount of liquidated damages applied in accordance with sub-clauses 20.4a), 20.4b) and 20.5 shall not exceed ten percent (10%) of the Contract Price for Step I of the Initial Network.

d)                       The Purchasers will, if necessary, waive any liability of the Contractor to pay liquidated damages to the Purchasers under this Contract that may be incurred during the first 19 days after the Provisional Acceptance Date and Network Acceptance Date respectively.  This waiver is conditional upon the Contractor making its best effort to achieve the Provisional Acceptance Date and Network Acceptance Date.

20.5                           In the event that a Certificate of Commercial Acceptance is issued pursuant to sub-clause 17.7, the Contractor shall, in lieu of sub-clause 20.4, pay to the Purchasers by way of liquidated damages and not as a penalty an amount equal to zero point one five percent

(0.15%) per calendar day on the value of the Work which cannot be put into service by reason of the defects specified in the Certificate of Commercial Acceptance not exceeding ten percent (10%) of the Contract Price for Step 1 of the Initial Network.

20.6                           Liquidated damages applied in accordance with sub-clauses 20.4 and 20.5 shall be paid by the Contractor within sixty (60) days from the date of notification by the Purchasers of the application of such damages.

20.7                           Should the Contractor’s default in the payment of liquidated damages be applied under the terms of this Clause, the Purchasers shall have the right to obtain compensation by making deductions from any payments due or to become due to the Contractor and/or by recovering such sums as a debt or by forfeiture in part or in whole by means of the Letter of Performance Guarantee.

20.8                           The Contractor acknowledged that if it fails to achieve more than one of the dates specified in Clause 5 (Completion Date), it will be liable to pay liquidated damages in relation to each of those dates.

CLAUSE 21                       TERMINATION FOR CONVENIENCE

21.1                           The performance of Work under the Contract may be terminated by the Purchasers in whole, or from time to time, in part, whenever they shall so determine.  The Purchasers shall deliver to the Contractor a written notice, the “Notice of Termination”, specifying the-extent to which performance of Work under the Contract is terminated and the date upon which such termination becomes effective.

21.2                           On receipt of such a Notice of Termination, unless otherwise directed by the Purchasers in the notice, the Contractor shall:

a)                                      stop Work under the Contract on the date and to the extent specified in the Notice of Termination;

b)                                     place no further orders or contracts for materials, services, or facilities except as may be necessary for completion of any portion of the Work under the Contract which is not terminated;

c)                                      use reasonable efforts to terminate all orders and contracts to the extent that they relate to the performance of Work terminated by the Notice of Termination;

d)                                     assign to the Purchasers, in the manner, at the time and to the extent, directed by the Purchasers, all of the Contractor’s rights, title and interest under the orders and contracts so terminated;

e)                                      use reasonable efforts to settle all outstanding liabilities and all claims arising out of such termination of orders and contracts, with the Purchasers’ approval or ratification to the extent they may require, which approval or ratification shall be final for all the purposes of this present Clause;

f)                                        transfer title and deliver to the Purchasers in the manner, at the time, and to the extent (if any) directed by them;

(i)                                     the fabricated or unfabricated parts, work in progress, completed work, supplies, and other material produced as part of, or acquired in connection with the performance of the Work terminated by the Notice of Termination, and

(ii)                                  the completed or partially completed plans, drawings, information and other property which, if the Contract had been completed, would have been required to be furnished to the Purchasers;

g)                                     use reasonable efforts to sell, in the manner, at the time, to the extent and at the price or prices directed or authorized by the Purchasers, any property of the types referred to above, provided, however, that the Contractor;

(i)                                     shall not be required to extend credit to any buyer; and

(ii)                                  may acquire any such property under the conditions prescribed by and at a price approved by the Purchasers; and provided further that the proceeds of any such transfer or disposal shall be applied in reduction of any payments to be made by the Purchasers to the Contractor under this Contract or paid in such other manner as the Purchasers may direct;

h)                                     complete performance of such part of the Work as may not have been terminated by the Notice of Termination; and

(i)                                     take such action as may be necessary, or which the Purchasers may direct, for the protection and preservation of the property related to the Contract which is in the Contractor’s possession and in which the Purchasers have or may acquire an interest.

21.3                           After reception of a Notice of Termination the Contractor shall submit to the Purchasers a written termination claim.  Such claim shall be submitted promptly, but in no event later than ninety (90) calendar days from the effective date of termination.

21.4                           In the settlement of any such partial or total termination claim, the Purchasers’ payment to the Contractor shall be limited to the following:

a)                                      the price for completed Work, based on Part 2 (Price Schedule);

b)                                     a fair and reasonable sum in respect of partially completed work prorated where practicable based on Part 2 (Price Schedule) hereto;

c)                                      the cost of supplies and materials reasonably and necessarily purchased in respect of the Contract, but not incorporated into completed or partially completed work;

d)                                     the cost of settling and paying claims arising out of the termination of the work under contracts and orders, as provided above, which are properly chargeable to the terminated portion of the Contract;

e)                                      the reasonable costs of settlement, including accounting, legal, clerical and other expenses reasonably necessary for the preparation of settlement claims and supporting data with respect to the terminated portion of the Contract and for the termination and settlement of contracts thereunder, together with reasonable storage, transportation, and other costs incurred in connection with the protection or disposal of property allocable to the Contract.

Notwithstanding the above, the total payment to the Contractor pursuant to this Clause, taken together with any other payment, shall not exceed the Contract Price applicable to the Work or to part therefore so terminated.

21.5                           In arriving at the amount due to the Contractor under this Clause, there shall be deducted from all monies paid or due to be paid to the Contractor, any liabilities which the Contractor may have to the Purchasers and the agreed price for or the proceeds of sale of any materials, supplies or other things acquired by the Contractor or sold, pursuant to the provisions of this present Clause, and not otherwise recovered by or credited to the Purchasers.

21.6                           If the termination, is partial, before the settlement of the terminated portion of the Contract, the Contractor may submit to the Purchasers a written request for any equitable adjustment of the price or prices specified in the Contract relating to the portion of the Contract not terminated by the Notice of Termination prorated where practicable, based on Part 2 (Price Schedule) hereto and such equitable adjustments as may be agreed shall be made.

21.7                           The Purchasers may, from time to time, under such terms and conditions as they may prescribe, approve partial payments and payments on account against costs incurred by the Contractor in connection with the terminated portion of the Contract if in the opinion of the Purchasers the total of such payments is within the amount to which the Contractor will be entitled hereunder.  If the total of such payments is in excess of the amount finally agreed or determined to be due under this Clause, such excess shall be payable by the Contractor to the Purchasers on demand or recovered by the Purchasers from the Letter of Performance Guarantee.

21.8                           For a period of one (1) year after final settlement under the Contract, the Contractor shall preserve and make available to the Purchasers at all reasonable times at the Contractor’s premises, but without charge to the Purchasers, all books, records and documents bearing on costs and expenses under the Contract relating to the work terminated under this Clause.

CLAUSE 22                       TERMINATION FOR DEFAULT

22.1                           If the Contractor:

a)                                      fails to comply with Part 5 (Plan of Work); or

b)                                     fails to make progress so as to significantly endanger the performance of the Contract; or

c)                                      is in material breach of any of the provisions of the Contract;

then the Purchasers may give thirty (30) days’ notice in writing to the Contractor to make good the neglect, failure or breach.

22.2                           If the Contractor fails to comply with the notice referred to above within thirty (30) days from the date the notice was given, then the Purchasers may, subject to the provisions of this Clause 22, by written Notice of Termination for default to the Contractor, terminate the whole or any part of the Contract.

22.3                           The Contractor shall not be in default, if any failure to perform the Contract arises out of Force Majeure or the acts or failure to act of the Purchasers.

22.4                           If this Contract is terminated as provided in sub-clause 22.2 above, the Purchasers, in addition to any other rights provided in this Clause 22, may require the Contractor to transfer title and to deliver to the Purchasers in the manner and to the extent directed by them, any completed equipment, material or supplies, and such partially completed cable and materials, parts, tools, dies, jigs, fixtures, plans, drawings, information, and Contract rights as the Contractor has had specifically produced or specifically acquired for the performance of such part of this Contract as may have been terminated and which if this Contract had been completed, would have been required to have been furnished to the Purchasers.  In addition, the Contractor shall, upon the direction of the Purchasers, protect and preserve property in its possession in which the Purchasers have an interest. The Contractor shall be paid the prices specified in Part 2 (Price Schedule) for completed equipment, material and supplies delivered and services performed, and the amounts agreed upon by the Purchasers and the Contractor for the manufacturing materials delivered to the Purchasers by the Contractor, and for the protection and preservation of property in which the Purchasers have an interest.

22.5                           If this Contract is terminated in accordance with sub-clause 22.2, the Purchasers may elect to take over and to complete the Work.  In such event, the Contractor shall, without prejudice to any other rights or remedies of the Purchasers hereunder, be liable to the Purchasers for all costs so incurred by them in excess of the Contract Price, taking into account any sums due under this Contract to the Contractor for Work commenced, partly executed or completed and accepted by the Purchasers or materials, plant, machinery, tools and implements and other things purchased, used or to be used in connection with the Work.

22.6                           If the Contract is terminated in accordance with sub-clause 22.2, the Contractor shall not be relieved from any liability for damages or other remedies which may have been incurred by reason of any breach of the Contract.  This shall include, but is not limited to, the invocation of the Letter of Performance Guarantee and the Letter of Guarantee Against Payment.

CLAUSE 23                       TERMINATION BECAUSE OF FORCE MAJEURE

23.1                           In the event that the Contractor is unable to implement the Contract for a period of more than six (6) calendar months because of an event of Force Majeure, the Contractor may apply to the Purchasers for termination of the Contract.  If the Purchasers are in agreement with such application, then the Contract may be so terminated.

23.2                           In the event that the Contractor is delayed or prevented from performing any of its obligations under the Contract by an event of Force Maeure, but not including events of Force Majeure that preclude the Purchasers from fulfilling their responsibilities under the Contract, and such cause shall continue to a delay or prevent continuance of the Work for a continuous period of six (6) calendar months or more, the Purchasers may terminate the Contract.

23.3                           Upon termination as provided for in sub-clauses 23.1 and 23.2 above, the Purchasers may at their discretion require the Contractor to transfer to the Purchasers title in any equipment or materials held by the Contractor or its Sub-contractors under the Contract.

23.4                           In the event that payments already made to the Contractor under this Contract exceed the value of those items retained or obtained under the sub-clause above, then the Contractor shall repay such excess to the Purchasers within sixty (60) days from the date of notification and if not paid, such excess shall be a debt due to the Purchasers.

CLAUSE 24                       INTELLECTUAL PROPERTY – INDEMNITY

24.1                           The Contractor shall fully indemnify and keep indemnified the Purchasers against all actions, claims, demands, costs, charges and expenses arising from or incurred by reason of any infringement or alleged infringement of any patents, copyright, or any similar protection of intellectual property by the use, sale or transfer by the Purchasers of any of the proprietary information or materials supplied by the Contractor under the Contract, but such indemnity shall not cover any use of the proprietary information or materials otherwise than for the purpose indicated by or reasonably inferred from the Contract.

24.2                           In the event of any infringement or alleged infringement or any claim being made or action brought against the Purchasers arising out of the matters referred to in this Clause:

a)                                      The Contractor shall, as soon as reasonably practicable, be notified and shall:

(i)                                     at its own expense conduct all negotiations for the settlement of the same, and any litigation that may arise therefrom;

(ii)                                  give to the Purchasers such reasonable security as shall from time to time be required by the Purchasers to cover the, amount ascertained or agreed or estimated, as the case may be, of any compensation, damages, expenses and costs for which the Purchasers may be liable;

b)                                     The Purchasers shall, at the request of the Contractor, afford all reasonable assistance for the purpose of contesting any such claim or action, and shall be repaid any expenses incurred in so doing.  The Purchasers shall not make admission prejudicial to the Contractor’s contesting such claim or action insofar as they are legally able to avoid making any such admission;

c)                                      In the event that the Contractor fails to take over the conduct of the negotiations and litigation within thirty (30) days of being notified of any claim or action, or fails to provide the Purchasers with any security required by the Purchasers under this sub-clause, the Purchasers may conduct negotiations and litigation for the settlement of the same and shall be released from their obligations under sub-clause 24.2 (b) and reimbursed by the Contractor for all such expenses and payments.

24.3                           If the Network or any part thereof is held to constitute infringement and is subject to an order restraining its use or providing for its surrender or destruction, the Contractor shall at its own expense immediately either:

a)                                      procure for the Purchasers the right to retain and continue to use the Network;

b)                                     or modify the Network, so that it becomes non infringing.

CLAUSE 25                       SAFEGUARDING OF INFORMATION AND TECHNOLOGY

25.1                           Ownership of any information provided by the Contractor to the Purchasers or by the Purchasers to the Contractor shall remain with the party, providing the Information.

25.2                           Information furnished by one Party to another shall be kept confidential by the Party receiving it, and shall be used only for the construction, maintenance, operation or repair of the Network, or the performance of the Contract, and may not be used for any other purposes without the prior written consent of the Party owning the information, unless:

a)                                      such information was previously known to the receiving Party free of any obligation to keep it confidential; or

b)                                     such information has come into the public domain other than by a breach of confidentiality by the receiving Party; or

c)                                      such information is required to be disclosed pursuant to an order of the court or under any written law.

25.3                           Notwithstanding the foregoing exceptions, the Contractor shall not disclose any route survey information obtained and produced as a result of the cable route survey without the prior written consent of the Purchasers, except where such disclosure is for the purposes of the Contract.

25.4                           The Purchasers do not intend to, and will not knowingly, without the prior written consent of the Contractor, disclose or transfer directly or indirectly:

a)                                      any intermediate product (including processes, materials and services) produced directly by the use of the information obtained by or through the Contractor; or

b)                                     any commodity produced by such intermediate product if the intermediate product of the information obtained by or through the Contractor is a plant capable of producing a commodity or is a major component of such plant.

25.5                           This Clause 25 shall survive termination or expiration of this Contract.

CLAUSE 26                       RESPONSIBILITY FOR OBTAINING PERMITS AND FOR CUSTOMS CLEARANCE AND OTHER FORMALITIES

26.1                           Responsibilities of the Contractor

26.1.1                  The Contractor shall obtain the necessary licenses, permits and authorizations from the appropriate authorities including, but not limited to:

a)                                      those for works and cable laying associated with the land portion;

b)                                     those for cable laying operations, and other associated marine activities, including, but not limited to environmental studies, surveys in the, Purchasers’ territories including the Purchasers’ territorial waters and exclusive economic zones;

c)                                      those for import and installation of equipment specified in the Contract and which is necessary for the construction of the Network.

26.1.2                  The Contractor shall be responsible for the customs clearance of all materials and equipment to be imported in each of the Purchasers’ countries/territories.  For the implementation of this Contract, the Contractor shall be liable for any damages which the Purchasers may sustain should the Contractor be unable to perform the Contract in accordance with the provisions hereof.

26.1.3                  Any involvement of the Purchasers in the importation and customs clearance of the materials and equipment to be imported shall not release the Contractor from any contractual liability.

26.1.4                  In the case of temporary importation all operations and related activities shall be the exclusive responsibility of the Contractor.  The Contractor shall be responsible for the maintenance of the materials or equipment in question while they remain in the Purchasers’ countries/territories as well as for their reexportation.

26.1.5                  The Contractor shall provide at least one (1) month’s notice of its intention to commence any activities within the territory of any landing point country/territory.

26.1.6                  In addition, should the agreements of third countries/territories be needed for cable laying operations and other associated marine activities, the Contractor shall obtain, with the assistance of the Purchasers if necessary, such agreements from the relevant government authorities.

26.1.7                  The Contractor shall provide, to Purchasers at least one (1) month’s notice of all the freight and shipment arrangements (whether by land, sea or air) and of the invoice details for each shipment or dispatch of materials and equipment.

26.1.8                  The Contractor shall send the following documents by air mail under registered cover to the appropriate Purchasers, as required:

(a)                                  original bill of lading in the name of the relevant Purchaser or airway bill;

(b)                                 copies of the invoice;

(c)                                  copies of the packing list; and

(d)                                 certificate of origin, or goods circulation certificate.

The format of the invoices shall be agreed between the Contractor and the Purchasers.

26.1.9                  Pro forma invoices are to detail the unit price of each item and its Price Schedule reference number.

26.2                           Responsibilities of the Purchasers.

Only when local laws and regulations so require, the Purchasers shall be responsible for obtaining necessary permits and authorizations from the appropriate authorities in the countries/territories where the Segment(s)/Network is to be laid.  The Contractor shall provide the necessary information and assistance to the Purchasers within one (1) month upon the Purchasers’ request.

CLAUSE 27                       NOTICES

27.1                           Any notice to be given to either Party under the terms of the Contract shall, without prejudice to any other way of serving it, be sufficiently given if sent by registered post to the following nominated addresses, and at least two (2) working days advise given by facsimile that notice is to be served.  Notices shall be deemed to have been given within ten (10) calendar days of being posted.

27.2                           Address for notices to the Purchasers

Advantage Telecommunications Limited (Advantel)

Manager Director

12/F., Clover Commercial Building,

67 Percival Street, Causeway Bay, H.K.

Tel:  +852-2877-8699

Fax:  +852-2877-8799

Email:  artboyd@atel-a.net

China Telecom (China Telecom)

Director

International Engineering Division

China Telecom

33, Erlong Road, Xicheng District

Beijing 100032

Tel:                            86-10-66066661

Fax:                           86-10-66066660

Email:                 huangxp@public.bta.net.cn

China United Telecommunications Corporation (China Unicom)

12/F Office Tower l, Henderson Center,

No. 18 Jianguomen Nei Avenue,

Dong Cheng District

Beijing 100005

Tel:                            86-10-65183405

Fax:  86-10-65181800-336

Email:  libincn@sparkice.com.cn

Chunghwa Telecom Co., Ltd. (CHT)

Managing Director

Supply Department

International Business Group

31, Ai-Kuo East Road,

Taipei 106

Tel:                            886-2-2344-37l5

Fax: 886-2-2322-4068

Email:  ycwei@chti.com.tw

Cable and Wireless Global Network Limited (C&W)

General Manager SEPD

26 Red Lion Square

London WC1R 4HQ

Tel:  44-207-315-4986

Fax: 44-207-315-6181

Email:  peter.neale@plc.cwplc.com

Email:  mikio.yoshioka@cwidc.com

Cable & Wireless HKT International Limited (CWHKTI)

General Manager

International Network Engineering

3/F Telecom House

3 Gloucester Road, Wanchai

Hong Kong

Tel:  852-2888-6817

Fax:  852-2583-9103

Email:  wai-keung.yeung@cwhkt.com

Email:  joseph.mc.chan@cwhkt.com

Concert Global Network Services Ltd. (Concert)

Director

Cable Procurement & Project Management

340 Mt. Kemble Ave

Morristown, NJ 07960 USA

Tel:                            1-973-326-3644

Fax:                           1-973-326-2601

Email:                 ericswag@att.com

Global One Communications Network, Inc. (Global One)

Director, Transmission Management

12490 Sunrise Valley Drive

Reston, Virginia 20196-0001 USA

Tel:                            1-703-689-7642

Fax:                           1-703-689-8207

Email:                 Bill.Daleus@GlobalOne.net

Japan Telecom Co., Ltd. (JT)

Senior Managing Director

International Department

7-1, Hatchobori 4-Chome,

Chuo-ku, Tokyo

Tel:  81-3-5540-8072

Fax: 81-3-5543-6774

Email:  ubayama@ntsjapan-telecom.co.jp

KDD Corporation (KDD)

Director

Transmission Systems Department (Undersea Cable Management)

3-2, Nishishinjuku 2-Chome,

Shinjuku-ku, Tokyo 163-8003, Japan

Tel:  81-3-3347-7430

Fax:  81-3-3347-5160

Email:  hi-wakabayashi@kdd.co.jp

Korea Telecom (KT)

Director

Int’l Network Planning & Management Team

Network Planning & Coordination Group

206 Jungja-doug, Pundang-gu,

Sungnam city, Kyonggi-do

463-71l, Korea

Tel:                            82-342-727-2560

Fax:                           82-342-727-2569

Email:                 chlee@kt.co.kr

KPN Telecom B.V. (KPN)

International Network Services

Sr. Medewerker Development

s.a.p. Frelier

Telecomplein 5

2516 CK the Hague

Netherlands

Tel:  +31-70-34S828l

Fax:  +31-70-3432756

Email:  s.a.p.frelierekpn.com

Layer 2 Communications Group Ltd. (Layer 2)

Chief Executive Officer

PO Box 3340

Road Town, Tortola, British Virgin Islands

Tel:  +61-404-85-95-95

Fax:  +61-8-9221-8720

Email:  h.edgar@layer2commuications.com

MCI International Telecommunications, Inc. (MCIITI)

International Network Development

2 International Drive

Rye Brook, NY 10573

Tel:  1-914-881-6174 & 1-914-881-6221

Fax: 1-914-881-6134 & 1-914-881-6336

Email:  Peter.McDonald@wcom.com

Email:  Thomas.Willoughby@wcom.com

Metromedia Fiber Network Services, Inc. (MFN)

Department of Asia Pacific

50 West San Fernando Street

10th Floor

San Jose, CA 95113, USA

Tel:  +1-408-367-6699

Fax:  +1-408-367-6688

Email:  jchen@above.net

NTT Communications Corporation (NTT Com)

Director, APCN 2

Kowa Nishi-shinbashi Bldg. B Tower 9F

14-1, Nishi-shinbashi 2-chome, Minato-ku,

Tokyo 105-0003, Japan

Tel:  81-3-3539-4555

Fax:                           81-3-3539-4665

Email:                 t.sodeyama@ntt.com

Onelink Cable Network Limited (Onelink)

Director

20th Floor, Tung Hip Commercial Building

248 Des Vouex Road Central

Hong Kong

Tel:                            852-2851-1084

Fax:                           852-2474-1844

Email:                 onelink@netvigator.com

Philippine Long Distance Telephone Company (PLDT)

Head - International

10/F Makati General Offices Building

Dela Rosa corner Legaspi Streets

Makati City 1200, Philippines

Tel:                            632-816-8415

Fax:                           632-810-0844

Email:                 cahernandez@pldt.com.ph

Email:                 egyu@pldt.com.ph

Preparatory Office of New Century InfoComm Ltd. (NCIC)

Carrier services

Room B, 12F., NO.296, Sec. 4 Jen-Ai Rd.

Taipei, 106,Taiwan

Tel:                            +886-2-2703-1000 Ext. 1005

Fax:                           +886-2-2704-3063

Email:                 Chengyan@singtel.com

Singapore Telecommunications Limited (SingTel)

Director

Submarine Cable Systems

375 Tanjong Katong Road # 01-00

Katong Submarine Cable Station

Singapore 437132

Tel:  65-346-3700

Fax:  65-345-2258

Email:  donpang@singtel.com

StarHub Pte Limited (StarHub)

Senior Vice President

International & Wholesale

51, Cuppage Road

#07-00 StarHub Centre

Singapore 229469

Tel:                            65-880-5708

Fax:                           65-721-5012

Email:                 johnp@starhub.com.sg

Taiwan Fixed Network Co., Ltd., Preparatory Office (TFN)

l2F, 169, Sec. 4, Jen-Ai Rd.,

Taipei 106, Taiwan, R.O.C.

Tel:                            +886-2-27747777

Fax:                           +886-2-27767178

Email:                 cliff_liu@profond.com.tw

Teleglobe USA Inc. (Teleglobe)

Director of Transmission Network Planning

11480 Commerce Park Drive

Reston, Virginia

Tel:                            +1-703-755-3587

Fax:                           +1-703-755-2691

Email:                 ron.seymour@teleglobe.com

Telekom Malaysia Berhad (l28740-P) (TM)

General Manager

International Network Development

Tingkat 5, Blok A, Wisma Semantan,

Jalan Gelenggang, 50490 Kuala Lumpur, Malaysia

Tel: 60-3-208-8670

Fax: 60-3-254-2907

Email: manuar@telekom.com.my

Telstra Global Networks Limited,

c/o Telstra Corporation Limited (Telstra)

National Manager

Global Infrastructure Planning & Deployment

14/233 Castlereagh Street

Locked Bag 6680

Sydney NSW 1100

Australia

Tel:  61-2-8293-1444

Fax:  61-2-9261-4913

Email:  Paul.Mccann@team.telstra.com

Williams Communications, Inc., (Williams)

c/o SBC-I

Director, Finance

5850 W, Las Positas Blvd.

Pleasanton, CA 94588

USA

Tel:  +1-925-468-5349

Fax:  +1-925-468-4792

Email:  vlcorpl@sbcld.com

Address for notices to the Contractor

NEC Corporation (NEC)

General Manager

Submarine Systems Sales Division

NEC Networks

7-1, Shiba 5-Chome, Minato-ku

Tokyo 108-8001, Japan

Tel:  81-3-3798-6749

Fax: 81-3-3798-9117

Email:  Koji_Takahashi@hq-iog23.ccgw.nec.co.jp

Either Party shall give written notice to the other of any change to such nominated addresses.

CLAUSE 28                       CLAUSE HEADINGS

The headings of Clauses are provided for convenience only and shall not be used to interpret the Contract.

CLAUSE 29                       LIMITATION OF LIABILITY

29.1                           Except as specifically provided for under the Contract, in no circumstances shall any of the Purchasers, nor the Contractor, be liable to one and the other for consequential, incidental or indirect damages.

29.2                           The liability of the Contractor shall not exceed the Contract Price with the exception of:

29.2.1 death or personal injury;

29.2.2 in the event of environmental damage resulting from the Contractor’s work;

29.2.3 the willful failure of the Contractor to perform their contractual obligations;

29.2.4 fraud or illegal or unlawful acts; or

29.2.5                  acts or omissions of the Contractor which are contrary to the most elementary rules of diligence which a conscientious contractor would have followed in similar circumstances.

29.3                           The liability of each of the Purchasers shall not exceed the amount set forth in sub-clause 15.1.1.

29.4                           The liability of the Purchasers shall not be joint but several.

CLAUSE 30                       SEVERABILITY

If any of the provisions of the Contract shall be invalid or unenforceable, the entire Contract shall not thereby be rendered invalid or unenforceable, but shall be construed as if it did not contain the particular invalid unenforceable provisions.  The rights and obligations of the Parties shall be construed and enforced accordingly.

CLAUSE 31                       CONTRACTOR TO CONFORM TO REGULATIONS

31.1                           The Contractor shall comply with the requirements of all laws in the countries/territories, states, provinces and territories in which any part of the Work under this Contract is to be done and with all ordinances, regulations, rules, by-laws, orders and proclamations made or issued under the same and with any lawful requirements thereunder and with the lawful requirements of public, municipal and other authorities within those countries/territories, states, provinces and territories in any way affecting this Contract or applicable to any Work thereunder.

31.2                           The Purchasers shall not be responsible for any acts, defaults, neglects or omissions of the Contractor that violate the laws, statutes, orders, rules, decrees, or regulations of any jurisdiction in which the Work is carried out.

31.3                           The Contractor shall be deemed to have satisfied itself that it has obtained all necessary information with respect to the Work and the Contract including but not limited to the matters listed below:

(a)                                  Fees, pilotage and any dues payable to port authorities;

(b)                                 Conditions affecting labour including work permits;

(c)                                  Rules and regulations of governments and/or port authorities;

(d)                                 Permits or approvals to lay the Network in the territorial waters, exclusive economic zones or other claimed waters through which it passes, and the land route through which it passes;

(e)                                  Permits related to the environmental impact of the cable laying and burial operations.

31.4                           The Contractor shall be deemed to have fully examined and independently verified the documents referred to in Clause 2 (Applicable Documents) hereof and all drawings, specifications, schedules, terms and conditions of this Contract, regulations and other information in relation to the Contract and to have fully understood and satisfied itself as to all information which is relevant as to the risks whether political or otherwise, contingencies and other circumstances which could affect the Contract, and in particular the laying of the cable.  The Purchasers, their servants and agents and all of them shall have no liability in, law or equity or in Contract or in tort or pertinent to any other cause of action with respect to any such information, risks, contingencies or other circumstances.

CLAUSE 32                       SETTLEMENT OF DISPUTES

32.1                           The Contractor and the Purchasers shall endeavour to settle any differences of opinion which may arise during the implementation of the Contract in an amicable manner.

32.2                           Any difference of opinion which may arise in respect of the interpretation and implementation of the Clauses of the Contract and any dispute which may subsist shall be settled in accordance with the Rules of Arbitration and Conciliation of the International Chamber of Commerce by one or several Arbitrators sitting in Geneva designated in accordance with the said Rules.

32.3                           The language to be used in the arbitration shall be the English language.

32.4                           The applicable law to be used shall be the law of the respective Purchaser’s country/region in case dispute involves one Purchaser only.  In case of dispute involving more than one Purchaser, the applicable law shall be the Law of England and Wales.

CLAUSE 33                       KEEPING OF RECORDS

33.1                           For all items specified in Part 2 (Price Schedule), the Contractor shall keep and maintain such books, records, vouchers and accounts with respect to its billing of those items to the Purchasers for seven (7) years from the Provisional Acceptance Date.

33.2                           For any item quoted on a cost incurred basis, the Contractor shall keep and maintain such books, records, vouchers and accounts of all costs with respect to the engineering, provision and installation of facilities of the Network for seven (7) years from the Provisional Acceptance Date.

33.3                           The Contractor shall obtain from its Sub-contractors such supporting records, for other than the cost of fixed cost items subject to the conditions of sub-clause 33.2, as may be reasonably required and shall maintain such records for a period of seven (7) years from the Provisional Acceptance Date.

33.4                           The Contractor shall at all reasonable times afford the Purchasers the right to review the said books, records, vouchers and accounts of all costs required to be kept, maintained and obtained pursuant to this Clause.

CLAUSE 34                       ENTIRE AGREEMENT AND AMENDMENTS

34.1                           This Contract supersedes all prior oral or written understandings between the Purchasers and the Contractor concerning the subject matter of this Contract.  This Contract and any of its provisions may only be altered or added to by another agreement in writing signed by a duly authorized person on behalf of each and every Party to this Contract.

34.2                           The Parties acknowledge and agree that they have not been induced to enter into this Contract by any representation, warranty or other assurance not expressly incorporated into it.

CLAUSE 35                       RELATIONSHIP BETWEEN THE PARTIES

35.1                           The relationship between the Purchasers, each to each, is not and shall not be that of partners and nothing herein contained shall be deemed to constitute a partnership between them or any of them.  The common enterprise between the Purchasers shall be and is limited to the express provision of this Contract and shall exist in no other way.

35.2                           The Parties agree that no contractual relation is created between the Purchasers and, any of the Contractor’s Subcontractors, suppliers or agents.

35.3                           The relationship between the Contractor and the Purchasers shall not be deemed to be that of an agent and principal.

CLAUSE 36                       AGENTS AND REPRESENTATIVES OF THE PURCHASERS

The Purchasers may nominate such agents or representatives, as they may desire, to carry out any of their responsibilities or to exercise any of their rights under this Contract.  The Purchasers shall notify the Contractor in writing of any such nominations.

CLAUSE 37                       SUCCESSORS BOUND

This Contract shall be binding on the Contractor and on each individual Purchaser and their respective successors and their permitted assigns.

CLAUSE 38                       COMING INTO FORCE OF THE CONTRACT

38.1                           This Contract agreed between the Purchasers and the Contractor will enter into force after its signature and completion of the following conditions:

a)                                      the Letter of Performance Guarantee referred to in Clause 6 (Letter of Performance Guarantee) has been received by the Purchasers, and

b)                                     the Purchasers have received all necessary authorizations from their own government to commence construction of the Network.

38.2                           When all conditions indicated above are complied with, then the Purchasers shall immediately notify the Contractor, and the Contract shall come into force on the date of receipt of such notice.

38.3                           If the Contract has not come into force within ninety (90) days from the signing of the Contract, the Purchasers shall advise the Contractor of the status of their efforts to obtain the required governmental authorizations and the Parties will attempt to reach an agreement in order to extend the said limit.

CLAUSE 39                       PUBLICITY

39.1                           No publicity relating to this Contract shall be published by the Contractor in any newspaper, magazine, journal or any other medium without the prior written approval of the Purchasers.

39.2                           Without prejudice to any prior obligations of confidentiality it may have, the Contractor shall ensure that no publicity, relating to the Contract, shall take place without the prior written agreement of the Purchasers.

39.3                           This provision shall survive the expiry or termination of the Contract.

CLAUSE 40                       SOFTWARE

40.1                           The Contractor hereby grants to the Purchasers an irrevocable non-exclusive royalty-free license to use, copy and use as copied all Software including related documentation provided under this Contract throughout the Network design life.  This license shall be limited to use of the Software for the purpose of operation and maintenance of the Network, and shall commence from the date of delivery of each item of Software or related documentation to the Purchasers.

40.2                           The Contractor shall fully disclose and supply and keep supplied in confidence to the Purchasers the latest version of all the Software including documentation, with relevant information about their release status.

40.3                           The Contractor shall take suitable precautions to protect the documentation and relevant source code against loss of any kind.  Up-to-date copies of the latest documentation and relevant source code shall be stored by the Contractor in a safe and secure location remote from its normal work premises for the period of the design life of the Network.

40.4                           In addition to the above, the Contractor shall place into an escrow account with an independent third party escrow agent, upon the terms and conditions of the Escrow Agreement sets out, in the Appendix 4 (subject to the approval of the independent third party escrow agent) hereto, one copy of the source code and object code of the latest version of the Software, both in human readable format, if required, and machine readable format, as well as details of host machines and sufficient documentation including software tools to enable modification of the Software and shall ensure that such source code, object code and documentation provided hereunder are always complete and up-to-date.  The Contractor shall further grant the Purchasers an irrevocable, non-exclusive, non-transferable (except that a Purchaser may assign such license in the event of its amalgamation or reconstruction), royalty-free license, to use the source code to modify, and use as modified, the Software, provided that such license is limited to the circumstances where the Purchasers terminate the Contract due to the Contractor’s default pursuant to Clause 22 (Termination for Default) hereof or if the Contractor, following the expiration of the warranty period set out in Clause 18 (Warranty), refuses or is not in position to satisfy the Purchasers’ requests for a software modification at reasonable cost or within such timescale as the Purchasers may require.  Such refusal or inability shall be notified in writing by the Contractor to the Purchasers.  For the avoidance of doubt the Purchasers shall not be entitled, to sub-license the Software either in its original form or as modified.

40.5                           For the purpose of this Clause, the latest version shall mean the last maintained release issued by the Contractor at the time of the end of the five (5) year warranty period (or such extended warranty period selected by the Purchasers).

CLAUSE 41                       INDEMNITIES TO SURVIVE TERMINATION

Each indemnity in this Contract is a continuing obligation, independent from the other obligations of the Contractor and survives termination of this Contract.

CLAUSE 42                       EXTENSION OF GENERAL PROVISIONS OF CONTRACT TO STEP 2 OF THE INITIAL NETWORK AND PHASED UPGRADE

In the event that the Contractor is awarded Step 2 of the Initial Network and/or the Phased Upgrade contract(s), all general terms and conditions of this Contract shall apply as appropriate with the necessary changes.

CLAUSE 43                       SIGNATURE

The Contract will be drawn up in two (2) originals.

IN WITNESS WHEREOF the Parties have severally subscribed these presents or causes them to be subscribed in their names and on behalf of their respective duly authorized officers.

THE PURCHASERS

SIGNED for and on behalf of

the Purchasers

By:
CHINA TELECOM

By:
CHUNGHWA TELECOM CO., LTD.

By:
CABLE & WIRELESS HKT INTERNATIONAL LIMITED

By:
KDD CORPORATION

By:
KOREA TELECOM

By:
NTT COMMUNICATIONS CORPORATION

By:
PHILIPPINE LONG DISTANCE TELEPHONE COMPANY

By:
SINGAPORE TELECOMMUNICATIONS LIMITED

By:
TELEKOM MALAYSIA BERHAD (128740-P)

THE CONTRACTOR

SIGNED for and on behalf of

NEC CORPORATION

By:
NEC CORPORATION